                                                                    EXHIBIT 2(a)

                            ASSET PURCHASE AGREEMENT


                           Dated as of August 25, 1999

                                      among

                                 Perrigo Company

                                       and

                          Perrigo Company of Tennessee

                                   as Sellers;

                                       and

                    Cumberland Swan Holdings, Inc., as Buyer

                                TABLE OF CONTENTS

ARTICLE 1.            DEFINITIONS................................................................................1
     1.1.                  Definitions...........................................................................1
ARTICLE 2.            PURCHASE AND SALE..........................................................................8
     2.1.                  Purchased Assets......................................................................8
     2.2.                  Excluded Assets......................................................................10
     2.3.                  Assumed Liabilities..................................................................11
     2.4.                  Excluded Liabilities.................................................................12
ARTICLE 3.            PURCHASE PRICE............................................................................13
     3.1.                  Purchase Price.......................................................................13
     3.2.                  Purchase Price Adjustments...........................................................13
     3.3.                  Allocation of Purchase Price and Assumed Liabilities.................................15
ARTICLE 4.            CLOSING...................................................................................16
     4.1.                  Closing..............................................................................16
     4.2.                  Documents to be Delivered to Buyer...................................................16
     4.3.                  Documents to be Delivered to Sellers.................................................18
     4.4.                  Form of Documents....................................................................18
ARTICLE 5.            REPRESENTATIONS AND WARRANTIES OF SELLERS.................................................19
     5.1.                  Organization.........................................................................19
     5.2.                  Power and Authority; Agreement Binding...............................................19
     5.3.                  Financial Statements.................................................................19
     5.4.                  International Business...............................................................20
     5.5.                  Absence of Conflicts.................................................................20
     5.6.                  No Litigation........................................................................21
     5.7.                  Operations Since May 8, 1999.........................................................21
     5.8.                  Taxes................................................................................22
     5.9.                  Title to and Condition of Assets.....................................................22
     5.10.                 Personal Property....................................................................24
     5.11.                 Reserved.............................................................................24
     5.12.                 Governmental Permits.................................................................24
     5.13.                 Intellectual Property................................................................24
     5.14.                 Employee Agreements and Plans........................................................25
     5.15.                 Employee Relations...................................................................26
     5.16.                 Commercial Contracts.................................................................27
     5.17.                 Status of Contracts..................................................................28
     5.18.                 Environmental Matters................................................................28
     5.19.                 Insurance............................................................................30
     5.20.                 All Assets...........................................................................30
     5.21.                 Brokers..............................................................................30
     5.22.                 Compliance With Requirements of Law..................................................30
     5.23.                 Product and Service Warranties.......................................................30
     5.24.                 Orders, Commitments and Returns......................................................30
     5.25.                 Customers and Suppliers..............................................................31
     5.26.                 Government Contracts.................................................................31
     5.27.                 Certain Payments.....................................................................31
     5.28.                 Full Disclosure......................................................................31

ARTICLE 6.            REPRESENTATIONS AND WARRANTIES OF BUYER...................................................32
     6.1.                  Organization.........................................................................32
     6.2.                  Power and Authority..................................................................32
     6.3.                  Agreement Binding....................................................................32
     6.4.                  Absence of Conflicts.................................................................32
     6.5.                  No Litigation........................................................................33
     6.6.                  No Advisor...........................................................................33
     6.7.                  Financing............................................................................33
     6.8.                  Brokers..............................................................................33
     6.9.                  Size of Person.......................................................................33
ARTICLE 7.            ACTION PRIOR TO THE CLOSING...............................................................33
     7.1.                  Investigation of Sellers by Buyer....................................................33
     7.2.                  Preserve Accuracy of Representations and Warranties..................................33
     7.3.                  Consents of Third Parties; Governmental Approvals....................................34
     7.4.                  Operations Prior to the Closing......................................................34
     7.5.                  Reserved.............................................................................34
     7.6.                  Title to the Owned Real Property.....................................................34
     7.7.                  Survey...............................................................................34
     7.8.                  Estoppel Certificate.................................................................34
     7.9.                  Reserved.............................................................................34
     7.10.                 UCC Searches.........................................................................34
     7.11.                 Preservation of Business.............................................................35
ARTICLE 8.            CONDITIONS TO CLOSING.....................................................................35
     8.1.                  Conditions to the Obligations of the Buyer...........................................35
     8.2.                  Conditions to the Obligations of Sellers.............................................36
ARTICLE 9.            ADDITIONAL AGREEMENT OF THE PARTIES.......................................................37
     9.1.                  Taxes and Fees In Connection With Transfer of Certain Purchased Assets...............37
     9.2.                  Taxes................................................................................37
     9.3.                  Employees and Employee Benefit Plans.................................................38
     9.4.                  Consents of Third Parties; Governmental Approvals....................................40
     9.5.                  Covenant Not to Compete..............................................................40
     9.6.                  Access to Records; Cooperation.......................................................41
     9.7.                  Dispute Resolution...................................................................42
     9.8.                  Reserved.............................................................................42
     9.9.                  Non-Solicitation.....................................................................42
     9.10.                 Certain Sellers' Agreements..........................................................43
     9.11.                 Collection of Accounts Receivable....................................................43
ARTICLE 10.           TERMINATION...............................................................................43
     10.1.                 Termination..........................................................................43
     10.2.                 Notice of Termination................................................................44
     10.3.                 Effect of Termination................................................................44
ARTICLE 11.           INDEMNIFICATION...........................................................................44
     11.1.                 Survival of Representations and Warranties...........................................44
     11.2.                 Obligation of Sellers to Indemnify...................................................45
     11.3.                 Obligation of Buyer to Indemnify.....................................................46
     11.4.                 Notice and Opportunity to Defend Third Party Claims..................................46
     11.5.                 Limits on Indemnification............................................................47

     11.6.                 Certain Benefits.....................................................................47
ARTICLE 12.           GENERAL PROVISIONS........................................................................48
     12.1.                 Notices..............................................................................48
     12.2.                 Confidential Information.............................................................49
     12.3.                 No Public Announcement...............................................................49
     12.4.                 Entire Agreement; Amendments.........................................................49
     12.5.                 Successors and Assigns...............................................................50
     12.6.                 Interpretation.......................................................................51
     12.7.                 Waivers..............................................................................51
     12.8.                 Expenses.............................................................................51
     12.9.                 Partial Invalidity...................................................................51
     12.10.                Execution in Counterparts............................................................52
     12.11.                Governing Law........................................................................52
     12.12.                Further Assurances and Cooperation...................................................52
     12.13.                Disclosure Schedules.................................................................52



EXHIBITS

A - Form of Intellectual Property License Agreement
B - Form of Assumption Agreement
C - Form of Escrow Agreement
D - Interim Schedule of Net Assets
E - Form of Real Estate Lease
F - [Reserved]
G - Form of Interim Services Agreement
H - Form of Contract Manufacturing Agreement
I - Form of Trademark Cross License Agreement
J - Forms of Independent Sales Representative and Account Servicing Agreements K - Form of Access Agreement
L - Form of Estoppel Certificate
M - Forms of Opinion of Sellers' counsel
N - Form of Opinion of Buyers' counsel
O - Form of Tri-Party Agreement
P - Form of Assignment of Representation, Warranties and Covenants
Q - Form of Bailee Waiver and Agreement

SCHEDULES

2.1(a)        Real Property
2.1(b)        Computer Hardware Included in Purchased Assets
2.1(f)        Proprietary Rights
2.2(f)        Licensed Intellectual Property
2.2(h)        Inventory
2.3(b)        Sellers Agreements Not Assumed
3.3           Allocation of Purchase Price and Assumed Liabilities
4.3(e)        Assumed Employee Agreements
5.3           Financial Statements
5.5           Absence of Conflicts; Consents Not Received
5.6           No Litigation
5.7           Operations Since May 8, 1999
5.8           Taxes
5.9(a)        Title to and Condition of Assets
5.9(b)        Title to and Condition of Assets
5.10          Personal Property
5.12(a)       Governmental Permits
5.13(c)       Intellectual Property
5.13(d)       Intellectual Property
5.14(a)       Employee Agreements and Plans
5.14(d)       Employee Agreements and Plans
5.15(b)       Employee Relations
5.16          Commercial Contacts
5.18(a)       Environmental Matters
5.18(b)       Environmental Matters
5.18(c)       Environmental Matters
5.18(d)       Environmental Matters
5.18(f)       Environmental Matters
5.18(g)       Environmental Matters
5.18(h)       Environmental Matters
5.18(i)       Environmental Matters
5.19          Insurance
5.20          All Assets
5.22          Compliance with Requirements of Law
5.25          Customers and Suppliers
5.26(e)       Government Contracts
7.4           Operations Prior to Closing
7.10          UCC Searches
9.3(e)        Employees and Employee Benefit Plans
9.3(f)        Employees and Employee Benefit Plans


[PERRIGO COMPANY will furnish supplementally a copy of the omitted exhibits and schedules to the Securities Exchange Commission upon its request.]


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


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT, dated as of August 25, 1999 (the "Agreement") is executed by and among PERRIGO COMPANY, a corporation incorporated under the laws of the State of Michigan ("Perrigo") and PERRIGO COMPANY OF TENNESSEE, a corporation incorporated under the laws of the State of Tennessee ("PTN" and together with Perrigo, the "Sellers") and Cumberland Swan Holdings, Inc., a corporation organized under the laws of the State of Tennessee ("Buyer").

         WHEREAS, PTN directly and Perrigo, through certain of Perrigo's other subsidiaries, are engaged, among other things, in the business of developing, manufacturing, marketing and distributing personal care products (including, without limitation, mouthwash, wets and drys, babycare, haircare, skincare, suncare, denture and toothpaste products) (the "Business");

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets and properties of the Business, as the Business is to be conducted immediately prior to the Closing, all on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Sellers agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "ACTION" means any lawsuit, arbitration, whether at law or in equity, or Known investigation or audit by a Governmental Body, whether civil, criminal, or administrative, commenced, conducted or heard by or before any Governmental Body or arbitrator.

         "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

         "AGREEMENT" has the meaning specified in the first paragraph of this Agreement.

         "ASSERTED LIABILITY" has the meaning specified in Section 11.4(a).

         "ASSUMABLE EMPLOYEE PLANS" has the meaning specified in Section 9.3(f).

         "ASSUMED EMPLOYMENT AGREEMENTS" has the meaning specified in Section 4.3(e).

         "ASSUMED LIABILITIES" has the meaning specified in Section 2.3.

         "ASSUMPTION AGREEMENT" has the meaning specified in Section 2.3.

         "BUSINESS" has the meaning specified in the second paragraph of this Agreement.

         "BUYER" has the meaning specified in the first paragraph of this Agreement.

         "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement other than this Agreement.

         "BUYER EXPENSES" has the meaning specified in Section 12.8(b).

         "BUYER RESTRICTED PRODUCTS" has the meaning specified in Section
9.5(a).

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et., seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "CLAIMS NOTICE" has the meaning specified in Section 11.4(a).

         "CLEAN AIR ACT" means the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "CLEAN WATER ACT" means the Federal Water Pollution Control Act, 33 U.S.C Section 1251 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "CLOSING" has the meaning specified in Section 4.1.

         "CLOSING DATE" has the meaning specified in Section 4.1.

         "CODE" means the Internal Revenue Code of 1986, as amended through the Closing Date, and any regulations promulgated thereunder.

         "CONFIDENTIAL INFORMATION" has the meaning specified in Section 12.2.

         "CONTAMINANT" shall mean those materials listed in Section 101(14) of CERCLA, and any other substance, material or waste defined, limited, prohibited or otherwise regulated as toxic or hazardous under any Environmental Law, including, but not limited to any petroleum, petroleum hydrocarbons, or petroleum byproducts, flammable explosives, radioactive materials, asbestos, asbestos products, polychlorinated biphenyls, including transformers or other equipment that contain dielectric fluid containing detectable levels of polychlorinated biphenyls, waste oil, used oil and any constituent thereof.

         "CONTRACT MANUFACTURING AGREEMENT" has the meaning specified in Section 4.2(o).


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

         "COURT ORDER" means any judgment, order, award or decree of any Governmental Body and any award in any arbitration proceeding.

         "DOL" has the meaning specified in Section 5.14(d).

         "DISCLOSURE SCHEDULES" means the Disclosure Schedules attached to and made a part of this Agreement.

         "DOCUMENT PRESERVATION ORDER" has the meaning specified in Section 9.8(a).

         "EMPLOYEE PLAN" has the meaning specified in Section 5.14(b).

         "EMPLOYEE PLAN OBLIGATIONS" has the meaning specified in Section
9.3(f).

         "ENCUMBRANCE" means any charge, lien, option, pledge, security interest, mortgage, easement, defect in title or right of first refusal.

         "ENVIRONMENTAL LAW" means all Requirements of Law relating to or addressing the environment, health or safety including Requirements of Law under OSHA to the extent OSHA addresses any Contaminants or chemicals, and also including but not limited to CERCLA, Clean Air Act, Clean Water Act, EPCRA, HMTA, RCRA, TSCA, FIFRA, SDWA, and any similar state or local law.

         "EPCRA" means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "ERISA" has the meaning specified in Section 5.14(b).

         "ERISA AFFILIATE" has the meaning specified in Section 5.14(g).

         "ESCROW AGREEMENT" has the meaning specified in Section 3.1.

         "ESTIMATED PAID ASSUMED LIABILITIES" has the meaning specified in
Section 3.2(e).

         "ESTIMATED PURCHASE PRICE" has the meaning specified in Section 3.1.

         "ESTOPPEL CERTIFICATES" has the meaning specified in Section 7.8.

         "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

         "EXCLUDED LIABILITIES" has the meaning specified in Section 2.4.

         "EXPENSES" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

         "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "FINAL CLOSING DATE SCHEDULE OF NET ASSETS" has the meaning set forth in Section 3.2(a)(i).

         "FINAL NET ASSETS" has the meaning specified in Section 3.2(a)(i).

         "FINANCIAL STATEMENTS" means the unaudited balance sheets of the Business as of June 30, 1997, June 30, 1998, the May 8, 1999 interim balance sheet, and the unaudited statements of income for the Business for the fiscal years ended June 30, 1996, 1997 and 1998, and the ten periods ended May 8, 1999 and the Interim Schedule of Net Assets, to the extent derived from the May 8, 1999 interim balance sheet. The May 8, 1999 financial statements are attached hereto as Exhibit 3.2(a).

         "GAAP" means generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved.

         "GOVERNMENTAL BODY" means any foreign, United States, state or local governmental authority, agency, or regulatory body.

         "GOVERNMENTAL PERMITS" has the meaning specified in Section 5.12(a).

         "HMTA" means the Hazardous Materials Transportation Act, 49 U.S.C.
Section 5101, et seq. as amended through the Closing Date and any regulations promulgated thereunder.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

         "INDEMNIFIABLE LOSSES" has the meaning specified in Section 11.2.

         "INDEMNIFYING PARTY" has the meaning specified in Section 11.4(a).

         "INDEMNITEE" has the meaning specified in Section 11.4(a).

         "INDEPENDENT SALES REPRESENTATIVE AND ACCOUNT SERVICING AGREEMENTS" has the meaning specified in Section 4.2(q).

         "INTELLECTUAL PROPERTY LICENSE AGREEMENT" means the license agreement between Sellers and Buyer with respect to the Licensed Intellectual Property in substantially the form set forth in Exhibit A hereto.

         "INTELLECTUAL PROPERTY TRANSFER DOCUMENTS" has the meaning specified in
Section 4.2(k).

         "INTERIM NET ASSETS" has the meaning specified in Section 3.2(a)(i).

         "INTERIM SERVICES AGREEMENT" has the meaning set forth in Section
4.2(n).

         "INTERIM SCHEDULE OF NET ASSETS" has the meaning specified in Section 3.2(a).

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE OF THE SELLERS" or similar phrases used to qualify a statement herein mean matters actually known to, or that should have been known after a reasonable investigation by, Michael J. Jandernoa, Chief Executive Officer of Perrigo, Thomas J. Ross, Principal Accounting and Finance Officer of Perrigo, John R. Nichols, Vice President and General Counsel of Perrigo, Craig
G. Hammond, President of Perrigo International, Inc., James H. Bloem, President of PTN, Harvey Elgersma, Vice President of Finance of PTN, Ellen Z. Carpenter, Vice President of Marketing of PTN, Daniel J. Asma, Vice President of Sales of PTN, Everett L. McIntire, Vice President of Operations of PTN, Donald G. Clingman, Director of Human Resources of PTN or Mark A. Copeland, Director of Manufacturing of PTN, as of the date such statement is, or is deemed to be, made or given.

         "LEASED REAL PROPERTY" has the meaning specified in Section 2.1(a).

         "LEMELSON" has the meaning specified in Section 2.3(f).

         "LEMELSON SETTLEMENT AGREEMENT" has the meaning specified in Section 2.3(f).

         "LENDER" has the meaning specified in Section 4.2(t).

         "LICENSED INTELLECTUAL PROPERTY" is the intellectual property listed on
Schedule 2.2(f) and all other intellectual property employed or utilized both in the Business and in Sellers' other businesses except for Sellers' trademarks and trade names so employed or utilized.

         "LOSSES" means losses, obligations, liabilities, costs (including oversight and investigation costs), fees, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

         "MARK" has the meaning specified in Section 5.13(a).

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Purchased Assets or the financial condition or results of operations of the Business taken as a whole.

         "NET ASSETS" has the meaning specified in Section 3.2(a)(i).

         "NON DISTURBANCE AGREEMENTS" has the meaning specified in Section 7.9.

         "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "OWNED REAL PROPERTY" has the meaning specified in Section 2.1(a).

         "PATENTS" has the meaning specified in Section 5.13(b).

         "PERMITTED ENCUMBRANCES" has the meaning specified in Section 5.9(a).

         "PERRIGO" has the meaning specified in the first paragraph of this Agreement.

         "PERSON" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

         "PTN" has the meaning specified in the first paragraph of this Agreement.

         "PTN FACILITIES" has the meaning specified in Section 2.1(a).

         "PURCHASE PRICE" has the meaning specified in Section 3.1.

         "PURCHASED ASSETS" has the meaning specified in Section 2.1.

         "PURCHASED INTELLECTUAL PROPERTY" has the meaning specified in Section 2.1(f).

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C
Section 6901 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "REAL ESTATE LEASE" has the meaning specified in Section 4.2(m);

         "RECEIVABLES" has the meaning specified in Section 2.1(d).

         "RECEIVABLE AMOUNT" has the meaning specified in Section 9.11.

         "REFERRAL COMMITTEE" has the meaning specified in Section 9.7(c).

         "RELEASE" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         "REMEDIAL ACTION" means any investigation, clean up, removal, remedial action, or other response action undertaken pursuant to any Environmental Law or required by a Governmental Body to: (i) clean up, remove, treat or in any other way address Contaminants; (ii) prevent the Release of Contaminants; or (iii) investigate and determine if a response action is needed and to design and implement such a response and post-remedial investigation, monitoring, operation and maintenance.

         "REQUIREMENTS OF LAW" means any foreign, federal, state, or local, published law, statute, regulation, code, constitution, treaty, order or ordinance of any Governmental Body in effect on the Closing Date.

         "SDWA" means the Safe Drinking Water Act, as amended through the Closing Date, 42 U.S.C. Section 300f et seq., and any regulations promulgated thereunder.

         "SELLER INSURANCE POLICIES" has the meaning specified in Section 5.19.

         "SELLER RESTRICTED PRODUCTS" has the meaning specified in Section
9.5(a).

         "SELLERS" has the meaning specified in the first paragraph of this Agreement.

         "SELLERS' AGREEMENTS" has the meaning specified in Section 2.1(h).

         "SELLERS' ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by the Sellers under this Agreement, other than this Agreement.

         "SELLERS' EMPLOYEES" has the meaning specified in Section 5.14(a).

         "STIPULATED AMOUNT" has the meaning specified in Section 11.5.

         "SURVEY" has the meaning specified in Section 7.7.

         "SURVIVAL DATE" has the meaning specified in Section 11.1(a).

         "TAX" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, property, earnings and profits, sales, use, transfer, license, excise, franchise, employment, payroll, withholding or minimum tax, ad valorem, or customs duty, together with any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

         "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         "TITLE COMMITMENT" has the meaning specified in Section 7.6.

         "TITLE INSURANCE POLICY" has the meaning specified in Section 4.2(g).

         "TRADEMARK CROSS LICENSE AGREEMENT" has the meaning specified in
Section 4.2(p).

         "TSCA" means the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended through the Closing Date, and any regulations promulgated thereunder.

         "UCC SEARCHES" has the meaning specified in Section 7.10.

         "WWPT SYSTEM" has the meaning specified in Section 5.9(b).

                                   ARTICLE 2.

                                PURCHASE AND SALE

         2.1. PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of the assets and properties of Sellers physically located in Smyrna, Tennessee, and all other assets and properties of Sellers described below, but excluding the Excluded Assets wherever located (herein collectively called the "Purchased Assets"). Purchased Assets shall consist of all of the Sellers' right, title and interest in and to the following to the extent not excluded under Section 2.2:

         (a) Real Property. All real property located in Smyrna, Tennessee that is described in Schedule 2.1(a)A, including all land, plant, warehousing and office facilities and other improvements and fixtures attached thereto (the "Owned Real Property") and all of Sellers' interests in each lease or similar agreement under which PTN is lessee of, or holds or operates, any real property located in Tennessee that is owned by any third Person, and is described in
Schedule 2.1(a)B (the "Leased Real Property" and together with the Owned Real Property, the "PTN Facilities");

         (b) Machinery and Equipment. (i) All machinery and equipment and other tangible personal property owned by Sellers that is used or held for use by either Seller in the conduct of the Business at the PTN Facilities, including but not limited to, the machinery and equipment listed on Schedule 5.10; (ii) all interest (through lease, assignment or sublet) in any machinery and equipment and other tangible personal property located at the PTN Facilities that is leased from third parties for use in the conduct of the Business, including, but not limited to, those items listed on Schedule 5.16; (iii) all tooling and display materials of the Business wherever located; and (iv) the computer hardware that is listed in the "L. Perrigo Company Personal Care Divestiture Hardware Summary" dated July 1, 1999 attached to Schedule 2.1(b);

         (c) Inventory. All inventories of the Business wherever located (other than raw materials inventory used in the manufacture of effervescent denture products and toothpaste products that is also used in the manufacture of other products of Perrigo's business) as the same shall exist on the Closing Date;

         (d) Receivables. Subject to Section 2.2(l), all notes, trade receivables and other accounts receivable, commissions receivable and other receivables and rights to payment in respect of the Business, net of reserves, as the same may exist on the Closing Date (the "Receivables");

         (e) Prepaid Expenses. All prepaid expenses pertaining to the Business to the extent reflected on the Final Closing Date Schedule of Net Assets (excluding prepaid insurance premiums);

         (f) Proprietary Rights. Other than the Licensed Intellectual Property, all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, trade names (other than any trade names that include the name Perrigo or any derivation of such name), and any applications to register any of the foregoing; copyrights and copyright registrations; trade secrets, know-how and confidential business information, computer software, data or documentation, and other proprietary rights or any licenses to and from any Person with respect to any of the foregoing developed by or for Sellers and employed by or utilized in the conduct of the Business, and all other proprietary information and rights employed by or utilized in the conduct of the Business (collectively, the "Purchased Intellectual Property"). Notwithstanding the foregoing, the Purchased Intellectual Property shall only include patents, trademarks, corporate names, and computer software to the extent that they are
(i) set forth on Schedule 2.1(f) or (ii) are employed or utilized solely by the Business.

         (g) Cash. All cash, cash equivalents, bank accounts, certificates of deposit, commercial paper and any other similar investments of the Business as reflected on the Final Closing Date Schedule of Net Assets;

         (h) Executory Agreements. The rights of either Seller with respect to the Business under each executory agreement utilized in the conduct of the Business to which either Seller is a party or to which any Purchased Asset is subject (excluding any agreement to the extent giving rise to an Excluded Liability), including, without limitation, any purchase order or contract with any customer or supplier of Sellers to the extent that such purchase order or contract is not fulfilled by Sellers on the Closing Date (collectively, the "Sellers' Agreements") and including but not limited to those executory agreements listed on Schedule 5.16 other than items 40 and 77 of Schedule 5.16; provided, however, that the acquisition of rights in Sellers' Agreements pursuant to this Section 2.1(h) shall not constitute an assumption of any liabilities or obligations under such Sellers' Agreements unless such liabilities or obligations are included in Assumed Liabilities.

         (i) Books and Records. Except as set forth in Section 2.2(m), all books and records (including all data and other information stored on discs, hard drives, tapes or other media) including, without limitation, customer lists, operating records, financial records, customer contracts and employee records to the extent relating to the Business;

         (j) Governmental Permits. All Governmental Permits of Sellers to the extent relating to the conduct of the Business conducted at the PTN Facilities, including, but not limited to, those listed on Schedule 5.18(b), except for those permits listed on Schedule 5.18(b) as not being assignable;

         (k) Rights and Causes of Action. All rights to causes of action, guarantees, warranties, indemnities, claims and demands of any nature to the extent relating to the Business and the ownership, use, function or value of any of the Purchased Assets, except for any of the foregoing to the extent that they relate to an Excluded Liability; and

         (l) Other Assets. All other assets used or useful in the Business that are located in Smyrna, Tennessee and all other assets reflected on the Final Closing Date Schedule of Net Assets.

         2.2. EXCLUDED ASSETS. The Purchased Assets shall not include any of the other assets of Sellers, including but not limited to the following (herein referred to as the "Excluded Assets"):

         (a) Corporate Records. All corporate minute books and stock transfer books and the corporate seals of Sellers;

         (b) Taxes. All refunds of any Taxes paid, all deferred Taxes, and all Tax records and Tax Returns with respect to periods ending on or before the Closing Date, and all claims for Taxes paid;

         (c) Certain Rights of Sellers. All rights of Sellers arising from or relating to that certain Action encaptioned Raz v. Archer Daniels Midland Co., Inc., No. 96-CV-009729, in the Circuit Court of Milwaukee County, Milwaukee, Wisconsin, and all agreements, claims, rights and causes of action to the extent they relate to Excluded Assets or the Excluded Liabilities;

         (d) Insurance. All prepaid insurance premiums and all insurance policies of Sellers and all rights thereunder;

         (e) Executory Agreements. The rights of either Seller to the extent they relate to businesses other than the Business under any executory agreement to which either Seller is a party and all executory agreements listed in items 47-59 of Schedule 5.5;

         (f) Licensed Intellectual Property. The Licensed Intellectual Property;

         (g) Certain Product Line Assets. All tangible assets (other than inventory described in Section 2.1(c) above) relating to toothpaste and effervescent denture products located in Allegan, Michigan and Montague, Michigan;

         (h) Inventory. All inventories used in the manufacture of medicated rub products, except raw materials that are also used in the manufacture of other products of the Business, and international products, and raw materials inventory used in the manufacture of toothpaste products and effervescent denture products that are also used in the manufacture of other products of Perrigo's business as set forth in Schedule 2.2(h);

         (i) Environmental Escrow. All rights of Sellers under that certain Escrow Agreement dated September 19, 1991 as amended, among Old Kent Bank and Trust Company as escrow agent, Perrigo, and the Shareholder Representatives designated as such under that certain Stock Purchase Agreement between Perrigo and the former shareholders of Cumberland-Swan Inc. dated September 19, 1991;

         (j) Machinery Equipment, and Supplies. All machinery, equipment, and supplies owned by Sellers or their Affiliates located at facilities other than the PTN Facilities (except for the items referenced in clause (iii) of Section 2.1(b));

         (k) Fontana, California Lease. The lease of real property located in Fontana, California under which PTN is lessee of property used in the Business;

         (l) Receivables. All Receivables which: (i) result in collections by Perrigo subsequent to the Closing Date in excess of the Receivables Amount, or
(ii) remain uncollected after twenty-five (25) days after the Closing Date;

         (m) Books and Records. All books and records to the extent relating to the Excluded Assets or Excluded Liabilities;

         (n) Proprietary Rights to Labels and Packaging. All proprietary rights to labels and packaging, including labels, plates, cylinders, artwork and drawings, in the possession of Sellers that are unique to one or more customers of the Business and contain such customer's brand name or logo that were either furnished by such customer to either Seller or prepared specifically for such customer's business by either Seller; provided, however, possession of all such labels and packaging and all of Sellers' right, title and interest, if any, therein, shall pass to Buyer as of the Closing; and

         (o) Other Excluded Assets. All other assets of the Sellers not relating to the Business.

         2.3. ASSUMED LIABILITIES. At the Closing, Buyer shall deliver to Sellers an assumption agreement, in the form attached hereto as Exhibit B (the "Assumption Agreement") pursuant to which Buyer shall assume and agree to discharge all of the obligations and liabilities of Sellers set forth below (collectively referred to herein as the "Assumed Liabilities") in accordance with their respective terms and subject to the respective conditions thereof:

         (a) Balance Sheet Liabilities. All current liabilities of the Business as of the Closing Date (other than intercompany and affiliate payables), all to the extent reflected on the Final Closing Date Schedule of Net Assets, including all accrued expenses other than accrued income taxes, all to the extent reflected on the Final Closing Date Schedule of Net Assets. Buyer hereby acknowledges that Sellers shall cease making payments with respect to the accounts payable of the Business on the Closing Date, except to the extent provided for in Section 4.4 of the Interim Services Agreement, and that Buyer will take possession of any remaining cash and cash equivalents of the Business on the Closing Date to the extent reflected on the Final Closing Date Schedule of Net Assets;

         (b) Executory Agreements. Liabilities, obligations, and commitments of Sellers under the Sellers' Agreements, regardless of whether such liabilities, obligations or commitments arose or were incurred before or after the Closing Date, except to the extent any such liabilities, obligations, and commitments relate to or arise out of a default or breach by either Seller occurring on or before the Closing Date, provided that, (i) Purchaser is not assuming the Sellers' Agreements identified on Schedule 2.3(b) and (ii) with respect to any Sellers' Agreement that is required to be disclosed in Schedule 5.16 but is not disclosed thereon, Buyer may elect not to assume the liabilities under such contract provided further that if Buyer chooses not to assume the liabilities under any such contract, Buyer shall not be entitled to the rights and benefits under such contract and provided further that acceptance by Buyer of any material rights and benefits under any such contract shall be deemed to be an election by Buyer to assume the liabilities under such contract;

         (c) Sales Orders. All liabilities, obligations, and commitments of the Business relating to sales orders placed with Sellers in the ordinary course of business consistent with past practice to the extent such orders have not been filled as of the Closing Date but excluding any such liability resulting from breach or nonperformance by Sellers of any of their obligations;

         (d) Employees. (i) All liabilities and obligations for vacation and bonus entitlements of Sellers' Employees (as defined in Section 5.14(a) hereto) through the Closing Date who accept employment with Buyer (which liabilities and obligations are accrued on the Interim Schedule of Net Assets (except for the retention bonuses set forth in Schedule 9.3(e)) and will be accrued on the Final Closing Date Schedule of Net Assets) (other than the retention bonuses set forth in Schedule 9.3(e)); (ii) all liabilities and obligations under the Assumed Employment Agreements (as hereinafter defined); (iii) the Assumable Employee Plans (as hereinafter defined); (iv) all liabilities and obligations accrued on the Final Closing Date Schedule of Net Assets arising from claims asserted against Sellers by any Sellers Employee who accepts employment with Buyer, whether or not such claims are covered by insurance, except to the extent that the liabilities and obligations referenced in clauses (ii) and (iii) of this
Section 2.3(d) relate to or arise out of a default or breach by either Seller occurring on or before the Closing Date; and (v) all liabilities and obligations arising under the Worker's Adjustment and Retraining Notification Act and/or any comparable state legislation with respect to any action taken or omission by Buyer after Closing with respect to any Sellers' Employee.

         (e) Intellectual Property Rights and Proposition 65 Claims. All claims and Actions alleging violations of patent, trademark, trade dress, copyright, false advertising or California Proposition 65 that are asserted or filed after the Closing Date relating to products manufactured and packaged by the Business prior to the Closing Date, provided however, that Buyer shall not be responsible for: (i) liabilities pursuant to this Section 2.3(e) for any claims in respect of products that were discontinued by Sellers on or prior to the Closing Date; and (ii) Losses and Expenses arising from patent, trademark, trade dress, copyright, or false advertising violations asserted by any Person(s) during the one year period following the Closing Date to the extent all such Losses and Expenses exceed in the aggregate two hundred and fifty thousand dollars ($250,000).

         (f) Lemelson Claim. Any claims arising from Buyer's non-compliance or alleged non-compliance with the terms of the Settlement Agreement dated May 20, 1999 between Lemelson Medical Education Research Foundation, Limited Partnership ("Lemelson") and Perrigo (the "Lemelson Settlement Agreement") insofar as the terms of the Lemelson Settlement Agreement apply to Buyer as purchaser of the Business, and any claims arising under the Lemelson Settlement Agreement with respect to the Business as conducted by Buyer that triggers the payment of additional royalties under the Lemelson Settlement Agreement.

         2.4. EXCLUDED LIABILITIES. Notwithstanding anything to the contrary set forth herein, other than the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any of the liabilities or obligations of Sellers or any of the Sellers' Affiliates arising out of or in any way related to the conduct of the Business by Sellers or the ownership of the Purchased Assets prior to the Closing Date including, but not limited to, any liability of either Seller for Taxes and any liability of either Seller for the unpaid Taxes of any Person under Section 1.1502-6 of the regulations promulgated under the Code (or any similar provisions of state, local, or foreign law), as a transferee or successor, by contract or otherwise (except as set forth in Section 9.2(b) hereof) (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"). Without limiting the generality of the foregoing, the following shall be Excluded Liabilities: any claim asserted by Lemelson with respect to the pre-Closing operation of the Business, regardless of amount, or with respect to any post-Closing Date operation of the Business (except as set forth in Section 2.3(f)).

                                   ARTICLE 3.

                                 PURCHASE PRICE

         3.1. PURCHASE PRICE. The purchase price (the "Purchase Price") shall be equal to Thirty Nine Million Eight Hundred Eight Thousand and One Hundred dollars ($39,802,100). At the Closing, Buyer shall pay: (a) Thirty One Million Two Hundred Two Thousand and One Hundred dollars ($31,202,100) to Sellers by wire transfer of immediately available funds to such bank account as Sellers shall direct in writing; and (b) one million dollars ($1,000,000) to American National Bank and Trust Company of Chicago as escrow agent, to be held for a period of one year from the Closing Date for the purposes and on the terms and conditions, set forth in the form of escrow agreement attached hereto as Exhibit C (the "Escrow Agreement"). The aggregate amount paid at the Closing under clauses (a) and (b) above shall be referred to herein as the "Estimated Purchase Price." After Closing, the balance of the Purchase Price, if any, shall be paid by Buyer to Sellers when the Purchase Price is adjusted pursuant to the provisions of Section 3.2.

         3.2. PURCHASE PRICE ADJUSTMENTS.

         (a) Net Assets Adjustment.

                  (i) As used herein "Net Assets" shall mean the dollar amount equal to the total assets (other than Receivables) as reflected on the applicable schedule of Net Assets minus the total liabilities as reflected on the applicable schedule of Net Assets. The schedule of Net Assets of the Business at May 8, 1999 (the "Interim Schedule of Net Assets"), a copy of which is attached hereto as Exhibit D, sets forth only those Purchased Assets (excluding Receivables) and Assumed Liabilities set forth on the May 8, 1999 interim balance sheet of the Business which is included in Schedule 3.2(a) plus raw materials inventory for Toothpaste Products and Effervescent Denture Products (as such products are defined in the Contract Manufacturing Agreement). The Net Assets of the Business as set forth in the Interim Schedule of Net Assets are hereinafter referred to as the "Interim Net Assets." Within forty five (45) days after the date of the Closing, Sellers shall submit to Buyer a schedule of Net Assets for the Business, prepared consistently with and on the same basis as the Interim Schedule of Net Assets, showing only Purchased Assets (excluding Receivables) and Assumed Liabilities as of the Closing Date (the "Final Closing Date Schedule of Net Assets"). The parties hereby acknowledge and agree that the Final Closing Date Schedule of Net Assets (i) shall not contain any accrual in respect of the net SAP assets, and (ii) shall exclude the raw materials inventory used in the manufacture of effervescent denture products and toothpaste products that is also used in the manufacture of other products of Perrigo's business. Sellers shall also provide to Buyer with the Final

         Closing Date Schedule of Net Assets such detailed work papers and other supporting schedules and documentation with respect to the Business as shall be reasonably necessary for Buyer to evaluate the Final Closing Date Schedule of Net Assets including, without limitation, supporting items with respect to cash, inventory, prepaid expenses, fixed assets, and related accumulated depreciation, trade payables and accrued expenses that reconcile to the total amount as reflected on the Final Closing Date Schedule of Net Assets. The inventory reflected on the Final Closing Date Schedule of Net Assets shall be valued at PTN's fiscal year 1999 standard cost for such inventory using the same methodology used to determine PTN's fiscal year 1999 standard cost with respect to the May 8, 1999 interim balance sheet and shall reflect an inventory reserve of five million dollars ($5,000,000). No other reserve for inventory shall be established on the Final Closing Date Schedule of Net Assets. During and within the sixty (60) day period after delivery to Buyer of such Final Closing Date Schedule of Net Assets, Buyer and its representatives may review the Final Closing Date Schedule of Net Assets and shall notify Sellers in writing whether or not Buyer disputes the Final Closing Date Schedule of Net Assets (and, if Buyer does dispute the Final Closing Date Schedule of Net Assets, Buyer shall deliver to Sellers a written statement, giving reasonable detail as to the reasons for such dispute accompanied by copies of such work papers as Buyer relied on in connection with its decision to file such dispute). If Buyer does dispute the Final Closing Date Schedule of Net Assets submitted by Sellers, and if Buyer and Sellers are unable to resolve such dispute within forty five (45) days of Sellers' receipt of Buyer's written notice thereof, the Final Closing Date Schedule of Net Assets shall be submitted to the Chicago office of Ernst & Young whose determination as to the dispute shall be final and binding on the parties. The expenses of Ernst & Young shall be borne equally by Buyer and Sellers. The Net Assets of the Business at the Closing Date, as shown on the Final Closing Date Schedule of Net Assets are hereinafter referred to as the "Final Net Assets."

                  (ii) After the expiration of sixty (60) days following the delivery of the Final Closing Date Schedule of Net Assets, or upon determination of the Final Closing Date Schedule of Net Assets, as the case may be, the Purchase Price shall be adjusted such that, if the Interim Net Assets exceed the Final Net Assets, the Purchase Price shall be reduced by the amount by which the Interim Net Assets exceeds the Final Net Assets and, if the Final Net Assets exceeds the Interim Net Assets, the Purchase Price shall be increased by the amount by which the Final Net Assets exceed the Interim Net Assets. If the Purchase Price (as adjusted in this Section 3.2(a)(ii)) exceeds the Estimated Purchase Price, Buyer shall pay to Sellers such excess, and if the Estimated Purchase Price exceeds the Purchase Price (as adjusted in this Section 3.2(a)(ii)), the Sellers shall pay to Buyer such excess. Any payment made under this Section shall be by wire transfer of immediately available funds of the full amount owing, to an account designated by the recipient (which in the case of a payment to Buyer shall be made to Account No. 361567864 maintained by Buyer with Bank One Michigan, Detroit, Michigan, ABA No. 072000326, unless otherwise instructed in a written notice from Buyer and Lender), within five (5) business days after the expiration of fifteen (15) days following the later of delivery of the Final Closing Date Schedule of Net Assets, or the determination of the Final Closing Date Schedule of Net Assets, as the case may be.

         (b) Final Determination. The determination of the adjustment to the Purchase Price pursuant to the method set forth in this Section 3.2 shall be final and binding on Sellers and Buyer, and Sellers and Buyer hereby agree to accept such determination. Subsequent to such determination, neither Sellers nor Buyer shall have any right to challenge or protest the Interim Schedule of Net Assets, the Final Closing Date Schedule of Net Assets or any determinations or valuations made therein for purposes of the calculation of the adjustment to the Purchase Price as set forth in this Section 3.2.

         (c) Cooperation. At all reasonable times after the Closing, Buyer shall make employees of the Business available, at no charge, and shall afford Sellers and BDO Seidman LLP and their respective employees and authorized representatives, at no charge, complete access to the books and records of the Business and all information relating to the accounting, business, financial, legal or tax affairs of the Business, in connection with the preparation of the Final Closing Date Schedule of Net Assets.

         (d) At all reasonable times after the Closing, Sellers shall make their employees available, at no charge, and shall afford Buyer and Arthur Andersen and their respective employees and authorized representatives, at no charge, reasonable access to the books and records of Sellers and all information relating to the accounting, business, financial, legal or tax affairs of the Business retained by Sellers, in connection with Buyer's evaluation of the Final Closing Date Schedule of Net Assets.

         (e) At the Closing, Sellers shall estimate in good faith the Assumed Liabilities that Sellers have paid prior to Closing (the "Estimated Paid Assumed Liabilities"). An amount equal to the Estimated Paid Assumed Liabilities shall be deducted from the first payment made by Sellers to Buyer under Section 9.11 hereof. As part of the post-Closing Purchase Price adjustment process, Sellers and Buyer shall reasonably and in good faith discuss and agree upon what additional adjustments, if any, are necessary to insure that (i) the Net Assets reflected on the Final Closing Date Schedule of Net Assets are actually realized by Buyer and (ii) Sellers are reimbursed for all Assumed Liabilities paid by Sellers. By way of illustration, if a piece of equipment reflected on the Final Closing Date Schedule of Net Assets were sold in the ordinary course for cash on August 17 (i.e., after the Closing Date but prior to the date of Closing), then Sellers and Buyer would need to assure that the cash received in respect of such sale were appropriately credited to Buyer, and, correspondingly, if an Assumed Liability were paid by Sellers in the ordinary course on August 17, 1999 and not included in the Estimated Paid Assumed Liabilities, the Sellers and Buyer would need to assure that Sellers receive an appropriate credit.

         3.3. ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Schedule 3.3, attached hereto. The allocation on Schedule 3.3 shall be appropriately adjusted to reflect the Purchase Price adjustment after such adjustment has been finally determined. The parties agree that the allocation required by this Section will be used by them and respected for all income tax purposes, and that the parties shall follow such allocation for all income tax reporting purposes, including the filing of Form 8594 by each party with the IRS.

                                   ARTICLE 4.

                                     CLOSING

         4.1. CLOSING. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing") shall be consummated at 10:00 a.m. local time on August 25, 1999, at the offices of Gardner, Carton & Douglas, 321 North Clark, Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Sellers. Notwithstanding that the Closing shall be consummated on August 25, 1999, the Closing shall be effective as provided herein as of 12:01 a.m., August 8, 1999 (the "Closing Date").

         4.2. DOCUMENTS TO BE DELIVERED TO BUYER. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

         (a) a certificate of good standing of each Seller, issued as of a recent date by the Secretaries of State of their respective states of incorporation;

         (b) a bring down certificate of each Seller as described in Section 8.1(a);

         (c) a certificate of the secretary or an assistant secretary of each Seller, dated the date of the Closing, certifying as to: (i) the resolutions of such Seller's board of directors and, if applicable, stockholders, authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers executing this Agreement and any of the Sellers' Ancillary Agreements;

         (d) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

         (e) all third party consents obtained by Sellers as of the date of the Closing and related assignments, including the consents and related assignments with respect to the Leased Real Property;

         (f) a special warranty deed with respect to the Owned Real Property;

         (g) an extended coverage owner's title insurance policy in the amount of the Purchase Price and Assumed Liabilities allocated to the Owned Real property pursuant to Section 3.3, dated as of the date of the Closing and showing title to the Owned Real Property in the name of Buyer (the "Title Insurance Policy"), or if the Title Insurance Policy cannot be issued at Closing, then a marked up unconditional binder for such insurance dated as of the Closing, in either case subject only to the Permitted Encumbrances;

         (h) estoppel certificates received with respect to the Leased Real Property;

         (i) all required real estate transfer declaration or exemption certificates and any other documents as may be otherwise necessary to transfer title of the Owned Real Property to Buyer;

         (j) all affidavits and other statements as may be reasonably required by the title insurance company in order to issue the Title Insurance Policy;

         (k) documentation sufficient to convey by transfer or license the Purchased Intellectual Property rights to Buyer from Sellers (the "Intellectual Property Transfer Documents");

         (l) the Intellectual Property License Agreement;

         (m) the real estate lease between Perrigo and Buyer with respect to the LaVergne, Tennessee distribution center in substantially the form set forth in Exhibit E ("Real Estate Lease");

         (n) the interim services agreement between Perrigo and Buyer in substantially the form set forth in Exhibit F hereto (the "Interim Services Agreement");

         (o) the contract manufacturing agreement between Perrigo and Buyer in substantially the form set forth in Exhibit G hereto (the "Contract Manufacturing Agreement");

         (p) the cross license agreement between Perrigo and Buyer in substantially the form set forth in Exhibit H hereto (the "Trademark Cross License Agreement");

         (q) the independent sales representative and account servicing agreements among Perrigo or Buyer, respectively, and Geiss, Destin & Dunn, Inc. and Teresa C. Geiss in substantially the forms set forth in Exhibit I hereto (the "Independent Sales Representative and Account Servicing Agreements");

         (r) the Escrow Agreement;

         (s) the opinions of Gardner, Carton & Douglas, Law Weathers & Richardson and Waller Lansden Dortch & Davis, as counsel to the Sellers, in substantially the forms set forth in Exhibit M hereto;

         (t) the Tri-Party Agreement among Perrigo, Buyer and Foothill Capital Corporation ("Lender") in the form attached hereto as Exhibit O;

         (u) the Assignment of Representation, Warranties and Covenants, between Buyer and Lender, in the form attached hereto as Exhibit P;

         (v) the Bailee Waiver and Agreement, among Perrigo, Lender and Buyer, in the form attached hereto as Exhibit Q; and

         (w) such other deeds, bills of sale, and other good and sufficient instruments of conveyance (together with releases of any lien on the Purchased Assets that is not a Permitted Encumbrance) as shall be effective to vest in Buyer all of Sellers' title to and interest in the Purchased Assets, and simultaneously therewith, Sellers will take such steps as may be necessary to put Buyer in actual possession and operating control of the Purchased Assets.

         4.3. DOCUMENTS TO BE DELIVERED TO SELLERS. At the Closing, Buyer shall, in addition to the payment under Section 3.1 above, deliver to Sellers:

         (a) a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of the State of Tennessee;

         (b) a bring down certificate of Buyer as described in Section 8.2(a);

         (c) a certificate of the secretary or an assistant secretary of Buyer, dated the date of Closing, certifying as to: (i) the resolutions of Buyer's members authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) an incumbency certificate containing the signatures of its officers executing this Agreement and any Buyer Ancillary Agreement;

         (d) the Assumption Agreement;

         (e) an acknowledgment of the assumption of all of the employment agreements and letter agreements between Sellers and certain employees of Sellers (the "Assumed Employment Agreements") listed on Schedule 4.3(e) and the Assumable Employee Plans;

         (f) the Intellectual Property License Agreement;

         (g) the Real Estate Lease;

         (h) the Interim Services Agreement;

         (i) the Contract Manufacturing Agreement;

         (j) the Trademark Cross License Agreement;

         (k) the Independent Sales Representative and Account Servicing Agreements;

         (l) the Escrow Agreement;

         (m) the opinion of Bass, Berry & Sims PLC, as counsel to the Buyer, in substantially the form set forth in Exhibit N hereto; and

         (n) an access agreement in the form of Exhibit J hereto.

         4.4. FORM OF DOCUMENTS. The documents and instruments referred to in Sections 4.2 and 4.3 shall be satisfactory as to form and substance to counsel for the party to whom they are delivered.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally make the following representations and warranties to Buyer.

         5.1. ORGANIZATION. Perrigo is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. PTN is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Each Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in all jurisdictions where such Seller is required to be qualified or licensed to do business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not reasonably likely to have a Material Adverse Effect.

         5.2. POWER AND AUTHORITY; AGREEMENT BINDING. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Sellers' Ancillary Agreements and to perform its obligations hereunder and thereunder, to own or hold under lease its properties and assets and to carry on the Business as currently conducted. Each Seller's execution of this Agreement has been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution, and delivery by Buyer, is the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

         5.3. FINANCIAL STATEMENTS.

         (a) Sellers have furnished to Buyer accurate and complete copies of the Financial Statements certified by Perrigo's principal accounting and finance officer. Except as set forth on Schedule 5.3(a)(1), the Financial Statements have been prepared in accordance with GAAP. Except as set forth on Schedule 5.3, the Financial Statements fairly present in all material respects the financial position of the Business as of the respective dates thereof and the results of operations of the Business for the periods then ended. Except as set forth on
Schedule 5.3, the May 8, 1999 interim balance sheet has been prepared consistently with and on the same basis as the balance sheet as of June 30, 1998 included in the Financial Statements. Notwithstanding the foregoing, Sellers' representations with respect to the Financial Statements are further subject to the disclosures set forth in Schedule 5.3(a)(2).

         (b) Insofar as the Financial Statements bear on the value (including price, quantity and salability) of the inventory that is or will be included in the Purchased Assets, Section 3.2 above sets forth the exclusive provision in this Agreement for determining such value, and, following completion of the procedures set forth in that Section 3.2, Buyer shall have no other claim or recourse with respect to the value of the inventory included in the Purchased Assets, including, without limitation, no claim or recourse with respect to an alleged inaccuracy of the Financial Statements as to such value under this
Section 5.3. Insofar as the Financial Statements, including, without limitation, any reflection of inventory levels therein, bear on the results of operations of the Business for any periods covered by such Financial Statements, the representations and warranties of this Section 5.3 shall be applicable thereto in accordance with the terms of such representation and warranties; provided, however that Sellers make no representation regarding the salability of inventory reflected on the 1999 period 10 financial statements.

         (c) Buyer acknowledges that Perrigo has not maintained separate business unit financial information in connection with its historical consolidated financials, as required of certain companies in accordance with segment disclosure requirements of GAAP. The parties agree that such fact, in and of itself, does not impair the integrity of the Financial Statements and is not intended as a qualification of the express terms of
Section 5.3(a), as such Section is qualified by the disclosures in Schedule 5.3.

         (d) Sellers represent and warrant that: (i) the financial information contained in the column headed "Adjusted 06/30/1998" on Attachment (d) to
Schedule 5.3 was furnished to Buyer in connection with its review of the Business; (ii) the figures contained in the column headed "Adjusted 06/30/1998" on Attachment (d) to Schedule 5.3 were derived by making the adjustments reflected in columns 2 through 11 of Attachment (d) to Schedule 5.3 to the figures contained in the column headed "Per G/L 06/30/1998" on Attachment (d) to
Schedule 5.3; and (iii) the figures contained in the column headed "Per G/L 06/30/1998" on Attachment (d) to Schedule 5.3 are consistent with the figures contained in the June 30, 1998 balance sheet which is included as part of the Financial Statements, with the exception that certain items included as "Accrued Expense" on such June 30, 1998 balance sheet have been included as "Depreciation" in the "Per G/L 06/30/1998" column on Attachment (d) to Schedule
5.3. Except as expressly set forth in this Section 5.3(d), the Sellers do not make any representation or warranty of any kind with respect to the financial information contained in Attachment (d) to Schedule 5.3, including, without limitation, any representation or warranty with respect to the appropriateness or completeness of the items or amounts of the adjustments reflected in columns 2 through 11 thereof.

         5.4. INTERNATIONAL BUSINESS. Except as set forth in Section 9.5(a)(i) and (ii), the Business does not conduct business outside of the United States. Neither Seller is a party to any noncompetition agreement or other contract that prohibits or imposes other material restrictions on the Business from conducting business outside of the United States.

         5.5. ABSENCE OF CONFLICTS. Except as set forth in Schedule 5.5, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not:

         (a) result in a breach of the terms or provisions of, constitute a default or result in the creation or imposition of any Encumbrance upon the Purchased Assets under: (i) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise which will be assumed by Buyer or by which any Purchased Assets are bound (other than with respect to terms, provisions, defaults or Encumbrances relating to consents to assignment not obtained prior to Closing as identified on Schedule 5.5); (ii) any Court Order; or (iii) any Seller's certificate or articles of incorporation or by-laws; or

         (b) require the approval, consent, authorization or act of, or the making by either Seller of any declaration, notification, filing or registration with any Person, except in each case, for such consents, approvals and filings, which the failure to obtain or make would not have a Material Adverse Effect.

         5.6. NO LITIGATION. Except as set forth in Schedule 5.6, there is no Action related to the Business pending or, to the Knowledge of Sellers, threatened, against either Seller.

         5.7. OPERATIONS SINCE MAY 8, 1999. Except as set forth in Schedule 5.7, since May 8, 1999, there has been no change in the Business or the Purchased Assets that has had or is reasonably likely to have a Material Adverse Effect, and neither Seller has, with respect to the Business either directly or indirectly:

         (a) made any change in the Business or its operations or in the manner of conducting the Business other than changes in the ordinary course of business consistent with past practice;

         (b) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except obligations or liabilities incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

         (c) paid, discharged or satisfied any Encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Encumbrances or liabilities (i) which are reflected or reserved against in the Interim Schedule of Net Assets and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice, or (ii) which were incurred and paid, discharged or satisfied since May 8, 1999 in the ordinary course of business consistent with past practice;

         (d) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve (12) months ended May 8, 1999;

         (e) canceled any other debts or claims, or waived any rights, of substantial value, other than in the ordinary course of business consistent with past practice;

         (f) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

         (g) disposed of or permitted to lapse, or otherwise failed to preserve its rights to use any patent, trademarks, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license or permit, or disposed of or disclosed of or disclosed to any person any trade secret, formula, process or know-how, other than in the ordinary course of business consistent with past practice;

         (h) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or adopted any such plan or other arrangements;

         (i) made any capital expenditures or commitments in excess of one hundred thousand dollars ($100,000) in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

         (j) made any change in any method of accounting or accounting practice;

         (k) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, either of the Sellers or the officers or directors of either of the Sellers, any Affiliates of either Seller or any of their respective officers or directors, or any business or entity in which any of such Persons has any direct or material indirect interest, except for compensation to the officers and employees of any Seller at rates not exceeding the rates of compensation in effect at May 8, 1999 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice;

         (l) subjected any of the Purchased Assets, tangible or intangible, to any Encumbrance except for liens for current property taxes not yet due and payable; or

         (m) agreed, whether in writing or otherwise, to take any action described in this Section 5.7.

         5.8. TAXES. Each Seller has, with respect to the Business, duly and timely filed all Tax Returns and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by any Governmental Body or taxing authority, or has set up an adequate reserve for all Taxes payable. Since June 30, 1998, no Seller has, with respect to the Business, incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due) upon any of the Purchased Assets (whether real, personal, or mixed, tangible or intangible), and, except as set forth in Schedule 5.8, there are no pending or, to the Knowledge of Sellers, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against either Seller with respect to the Business. Except as set forth on Schedule 5.8, neither Seller has requested or been granted any extension of the limitation period applicable to any claim for Taxes or assessments with respect to the Business. Each Seller has withheld and paid all Taxes with respect to the Business required to have been withheld and paid in connection with amounts paid or owing to each Sellers' Employee. Except as set forth in Schedule 5.8, no claim has been made and remains pending by an authority in a jurisdiction where either Seller files Tax Returns that such Seller is or may be subject to taxation by that jurisdiction. Neither Seller has made, or is obligated to make, any material payments or is a party to any agreement that obligates it to make any material payment that will not be deductible under Section 280G of the Code.

         5.9. TITLE TO AND CONDITION OF ASSETS. (a) Except as set forth in
Schedule 5.9(a), Schedule 2.1(a) contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by either Seller, relating to the Business. Sellers own (with good and marketable title in the case of real property) all of the Purchased Assets (whether real, personal, or mixed and whether tangible or intangible), including all of the properties and assets reflected on the Interim Schedule of Net Assets (except for assets held under capitalized leases disclosed on the Interim Schedule of Net Assets and personal property sold since the date of the Interim Schedule of Net Assets, as the case may be, in the ordinary course of business consistent with past practice), and all of the Purchased Assets that have been purchased or otherwise acquired by the Sellers since the date of the Interim Schedule of Net Assets (except for personal property acquired and sold since the date of the Interim Schedule of Net Assets in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 5.9(a), all of the Purchased Assets reflected in the Interim Schedule of Net Assets are held by Sellers free and clear of all Encumbrances except for the following Encumbrances which are hereinafter collectively referred to as the "Permitted Encumbrances": (i) mortgages or security interests shown on the Interim Schedule of Net Assets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and which are also reflected on the Final Closing Date Schedule of Net Assets, (ii) liens for current taxes not yet due, (iii) Encumbrances which do not consist of a lien in respect of a monetary obligation and do not materially interfere with the operation of the Business; and (iv) with respect to real property, (A) minor imperfections of title, if any, none of which consists of a lien in respect of a monetary obligation, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operation of the Business, (B) zoning laws and other land use restrictions that do not materially impair the present use of the property subject thereto, and (C) the Encumbrances set forth in items 3 through 20 of Schedule B-2 of the Title Commitment.

         (b) Except as set forth in this Section 5.9(b) and Schedule 5.9(b), all plants, structures, machinery and equipment included in the Purchased Assets are in good working condition and repair, normal wear and tear excepted. Buyer acknowledges that it is purchasing the wastewater pretreatment system as part of the Purchased Assets, including all components, parts, equipment, machinery, and fixtures that are part thereof or related to the use or operation thereof, such as, by way of example and not by way of limitation, all pipes, conduits, flow meters, stations, presses, pumps, and equalization, septic, sump, mixing, and holding tanks (all of which are collectively referred to as the "WWPT System"), used in the Business conducted at the Owned Real Property. Notwithstanding any representations or warranties made by Sellers in this Agreement or any disclosures made in the Disclosure Schedules or any other provisions of this Agreement, Buyer agrees that it is purchasing the WWPT System "AS-IS," in its present condition, without any representation or warranty from Sellers, or indemnity by or from Sellers pursuant to Section 11.2, regarding any aspect thereof, specifically including violations of the applicable Governmental Permits for the WWPT System that occur after the Closing Date.

         (c) Sellers have not, directly or through any Affiliates, conducted the Business in the United States under any name other than is listed on Schedule 5.9(c), since June 1, 1994; have not owned or leased real property used in the conduct of the Business in the United States other than real property located in the states listed on Schedule 5.9(c), since June 1, 1994; and have not warehoused any inventory at any location other than those locations listed on
Schedule 5.9(c), since June 1, 1998.

         5.10. PERSONAL PROPERTY. Schedule 5.10 contains a list of all machinery, equipment, vehicles and other personal property owned by Sellers and included in the Purchased Assets having an original cost of ten thousand dollars ($10,000) or more, individually, except for items included in the PTN Construction In Process Account.

         5.11. RESERVED.

         5.12. GOVERNMENTAL PERMITS.

         (a) Except as set forth in Schedule 5.12(a), Sellers own, hold or possess all licenses, franchises, permits, privileges, immunities, identification numbers, registrations, approvals and other authorizations from a Governmental Body which are necessary to conduct the Business at the PTN Facilities as currently operated (herein collectively called "Governmental Permits").

         (b) No violation, default, order or deficiency exists with respect to any Governmental Permit. No Seller has received written notice of any Action pending or threatened by any Governmental Body having jurisdiction over any Governmental Permit either to revoke, restrict, withdraw or suspend any such Governmental Permit.

         (c) Notwithstanding the foregoing provisions of Sections 5.12(a) and
(b), Governmental Permits required under Environmental Laws are addressed solely in Section 5.18(b).

         5.13. INTELLECTUAL PROPERTY.

         (a) Sellers own, or hold licenses or otherwise possess legally enforceable rights to use, the registered and unregistered Marks (as defined below). The trademarks, service marks, and tradenames included in the Marks are listed in Schedule 2.1(f). The term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by either Seller and in each case which relates to the Business and is included in the Purchased Assets, including any registration or application for registration of any such trademarks and services marks in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or in any foreign country.

         (b) Sellers own, or are licensed or otherwise possess legally enforceable rights to use U.S. Patent No. 4,767,032 (paste dispenser) and U.S. Patent No. D 367,010 (container and cap), the only Patents owned and/or used by Sellers or any Affiliate of Sellers that relate to the Business. The term "Patents" shall mean any United States or foreign patent as well as any application for a United States or foreign patent made by either Seller relating to the Business. There are no copyrights owned and/or used by Sellers or any Affiliate of Sellers for use in the Business.

         (c) Except as set forth on Schedule 5.13(c), Sellers have no obligation to compensate any person for the use of any Purchased Intellectual Property nor has either Seller granted to any Person any license, option or other right to use any Purchased Intellectual Property, whether requiring the payment of royalties or not.

         (d) Except as set forth in Schedule 5.13(d), no Seller is, or will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement relating to the Purchased Intellectual Property. Except as set forth in Schedule 5.13(d), no claims with respect to the Purchased Intellectual Property are currently pending or, to the Knowledge of Sellers, are threatened by any Person (i) to the effect that the manufacture, sale or license by either Seller with respect to the Business infringes on any copyright, patent, trademark, service mark or trade secret of such Person; (ii) against the use by either Seller of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in such Seller's operation of the Business; (iii) challenging the ownership or validity of any of the Purchased Intellectual Property; and (iv) challenging any Seller's license or legally enforceable right to use any item of Purchased Intellectual Property. To the Knowledge of Sellers, there is no unauthorized use, infringement or misappropriation of any of Purchased Intellectual Property by any third party. Except as set forth in Schedule 5.13(d), neither Seller has been sued or charged in writing as a defendant in any Action which involves a claim or infringement of trade secrets, patents, trademarks, servicemarks or copyrights and which has not been finally terminated, and neither Seller has been informed or notified in writing by any third party that such Seller is alleged to be engaged in such infringement.

         5.14. EMPLOYEE AGREEMENTS AND PLANS.

         (a) Schedule 5.14(a) sets forth the names and titles of all employees of the Business as of July 2, 1999, who are employed at the PTN Facilities and of certain other management and sales employees employed in connection with the Business but located at places other than the PTN Facilities, including active employees and employees who are on layoff, family or medical leave, disability leave, military leave or other authorized inactive status and who are entitled to reinstatement or re-employment under any applicable federal or state statute, or contract or policy of Sellers ("Sellers' Employees"), and the annual rate of compensation being paid to each such Sellers' Employee as of such date.

         (b) For purposes of this Agreement, the term "Employee Plan" means any employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice of either Seller, whether legally binding or not, which affects one or more of Sellers' Employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). There are no Employee Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

         (c) For each Employee Plan which is an Assumable Employee Plan (as defined in Section 9.3(f)) and an "employee benefit plan" under Section 3(3) of ERISA, Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts and funding agreements which implement each such Assumable Employee Plan.

         (d) Except as set forth in Schedule 5.14(d) and except for changes required by the Code, the IRS, and United States Department of Labor ("DOL") regulations, and except as specified in the Assumed Employment Agreements, no Seller has any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Assumable Employee Plan; (ii) to modify or change any Assumable Employee Plan; or (iii) to maintain for any period of time any Assumable Employee Plan.

         (e) No Seller nor any Assumable Employee Plan nor any trustee, administrator, fiduciary or sponsor of any Assumable Employee Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code. All filings, reports and descriptions as to such Assumable Employee Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, and Summary Annual Reports) required to have been made or distributed to participants, the IRS, the DOL and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date. Each Assumable Employee Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, within the last four (4) years, a favorable determination letter from the IRS.

         (f) None of the Assumable Employee Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

         (g) Neither Seller nor any entity required to be aggregated with either Seller under Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has ever sponsored, participated in, contributed to, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither Seller nor any ERISA Affiliate has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         5.15. EMPLOYEE RELATIONS.

         (a) With respect to employees and former employees of the Business who rendered services to, or participated in conduct or activities in connection with the Business at the PTN Facilities, Sellers are in substantial compliance with all Requirements of Law respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice.

         (b) Except as set forth in Schedule 5.15(b), there are no: (i) unfair labor practice charges or complaints pending or, to the Knowledge of Sellers, threatened against Sellers before the National Labor Relations Board or DOL by an employee of the Business employed at the PTN Facilities; (ii) discrimination charges pending or, to the Knowledge of Sellers, threatened against Sellers before any Governmental Body by any employee of the Business conducted at the PTN Facilities; (iii) complaints, charges or citations pending or, to the Knowledge of Sellers, threatened against Sellers under OSHA or any state or local occupational safety act or regulation by an employee of the Business employed at the PTN Facilities; (iv) to the Knowledge of Sellers, material controversies pending or threatened between any Seller and any employees of the Business conducted at the PTN Facilities; (v) there is no labor strike, dispute, slowdown or stoppage in progress or, to the Knowledge of Sellers, threatened against or involving any Seller with respect to the Business; (vi) no question concerning representation has been raised or, to the Knowledge of Sellers, is threatened respecting the employees of the Business; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of Sellers threatened with respect to the Business; (viii) no private agreement restricts any Seller from relocating, closing or terminating any of its operations or facilities relating to the Business; and (ix) Sellers have not experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty with respect to the Business.

         5.16. COMMERCIAL CONTRACTS. Set forth on Schedule 5.16, is a list of all of the following types of agreements to which either Seller is a party and which relates to the Business, true and correct copies of which agreements have been previously delivered to Buyer:

         (a) any agreement which may reasonably be anticipated to involve the payment or receipt of more than fifty thousand dollars ($50,000) in any fiscal year, which is not terminable on ninety (90) days' or less notice or which was made or given outside of the ordinary course of business;

         (b) any agreement, the primary purpose of which is to guarantee or indemnify an obligation or liability of any other Person;

         (c) any contract, agreement or commitment which provides for the incurrence by such Seller of indebtedness for borrowed money;

         (d) any partnership or joint venture agreement;

         (e) each lease or other agreement or right under which either Seller is lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third Person except those which are terminable on ninety (90) days' or less notice or which provide for annual rentals of less than fifty thousand dollars ($50,000);

         (f) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Purchased Intellectual Property;

         (g) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees;

         (h) each contract containing covenants that in any way purport to restrict the conduct of the Business or limit the freedom of any Seller or an Affiliates thereof to engage in any line of the Business or to compete with any Person;

         (i) each contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; and

         (j) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         5.17. STATUS OF CONTRACTS. Each of the Sellers' Agreements constitutes a legal, valid and binding obligation of the applicable Seller and of the other party thereto (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and no Seller has received written notice that it is in material breach of, or material default under, any of the Sellers' Agreements. To the Knowledge of Sellers, no party to any of the Sellers' Agreements has made written demand for renegotiation. No condition exists or event has occurred with respect to any Seller Agreement which, with notice or lapse of time or both, would constitute a default or a basis for a force majeure, accelerate the maturity or other due date for performance, or permit modification, cancellation or termination thereunder, in each case with respect to the performance of Sellers and, to the Knowledge of Sellers, with respect to the performance of the other parties.

         5.18. ENVIRONMENTAL MATTERS. Notwithstanding any other provision of this Agreement, this Section 5.18 contains the only representations or warranties of Sellers with respect to Environmental Law or environmental matters relating to the PTN Facilities or the Business conducted at the PTN Facilities, and no other statement in this Agreement, in any Sellers' Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer (either orally or in writing) in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or environmental matters.

         (a) Except as set forth in Schedule 5.18(a), the Owned Real Property and the Business conducted thereon are in compliance with all applicable Environmental Laws and no violations of applicable Environmental Laws have occurred during PTN's occupancy of the Leased Real Property.

         (b) Except as set forth in Schedule 5.18(b), Sellers have and are in compliance with, all Governmental Permits required under Environmental Laws necessary for the operation of the Business at the PTN Facilities substantially as currently conducted. Except as set forth in Schedule 5.18(b), all Governmental Permits described in the preceding sentence are current, in full force and effect, and are listed in Schedule 5.18(b).

         (c) Except as set forth in Schedule 5.18(c), neither Sellers nor any of the PTN Facilities is subject to any pending or, to the Knowledge of Sellers, threatened investigation by, order from, claim by or continuing agreement with any Person respecting: (i) any actual or alleged noncompliance with or violation of Environmental Law at the Owned Real Property or any actual or alleged noncompliance with or violation of Environmental Law by Sellers at the Leased Real Property, (ii) any Remedial Action at the PTN Facilities, or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant or the presence of any Contaminant on, in, at, from or beneath the PTN Facilities.

         (d) Except as set forth in Schedule 5.18(d), neither Sellers nor any of the PTN Facilities is subject to any pending or, to the Knowledge of Sellers, threatened judicial or administrative action, suit, demand, demand letter, claim, investigation, proceeding, order, judgment, decree or settlement relating to any Environmental Law with respect to the PTN Facilities or the Business at the PTN facilities or that has resulted in the attachment of an environmental lien to any portion of the Purchased Assets.

         (e) Neither Seller has received written notice pursuant to CERCLA to the effect that the Business at the PTN Facilities is or may be liable to any Person as a result of the presence, handling, use, generation, storage, transportation, treatment, Release, discharge, arrangement for disposal, or disposal of any Contaminants.

         (f) Except as set forth in Schedule 5.18(f), PTN has maintained all records and has made all filings, reports, and other notifications required by Environmental Laws with respect to PTN's operation of the Business at the PTN Facilities, and all such filings, reports and notifications were accurate and complete as submitted and provided to all persons and governmental authorities as required under any Environmental Law.

         (g) Except as set forth in Schedule 5.18(g), during PTN's operation of the Business at the PTN Facilities, no Release of any Contaminant has occurred on any portion of the PTN Facilities and no Contaminants have been present, handled, used, generated, treated or stored on any portion of the PTN Facilities except in compliance with Environmental Laws.

         (h) Except as set forth in Schedule 5.18(h), PTN has not had insurance coverage denied or canceled relating to the presence, handling, use, generation, storage, treatment, Release, discharge, or disposal of Contaminants at the PTN Facilities, and PTN's insurance carriers have not given any written directives to PTN relating to the presence, handling, use, generation, storage, treatment, Release, discharge or disposal of Contaminants at the PTN Facilities.

         (i) Except as set forth in Schedule 5.18(i), no underground storage tanks or above ground storage tanks are or have been present on any of the Owned Real Property, no portion of any improvements on the Owned Property contain asbestos, and no underground storage tanks or aboveground storage tanks have been placed on the Leased Real Property by PTN during PTN's occupancy thereof.

         (j) PTN has provided to Buyer copies of all environmental reports prepared at PTN's request in connection with the transactions contemplated by this Agreement, all of which have been prepared by ERM Southeast, Inc. and are identified as follows: (i) Environmental Summary Report, August 1998; (ii) Compliance Audit Report, August 1998 and Summary of Compliance Audit Findings and Follow-Up Chart, December 16, 1998; (iii) Phase I Environmental Assessment Report, September 1998; (iv) Addendum to Phase I Environmental Site Assessment Report, October 1998; (v) Phase II Environmental Site Assessment Report, December 1998; (vi) Phase III Work Report (Soil Excavation) dated December 1998;
(vii) Wastewater Release Investigation Report dated January 1999; (viii) Compliance Audit Report, June 1999, and Summary of Compliance Audit findings and Follow-Up Chart, June 1999; and (ix) Memorandum Report regarding Superfund Sites at the Smyrna Airport Property, July 1999.

         5.19. INSURANCE. Schedule 5.19 contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder) maintained by or on behalf of Sellers on the properties, assets or personnel of the Business (the "Seller Insurance Policies"). The Seller Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of a Seller Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect. Neither Seller is in default with respect to any material provision contained in any Seller Insurance Policy. No Seller has failed to give any notice of any claim under any Seller Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

         5.20. ALL ASSETS. Except for the Licensed Intellectual Property, the trademarks that are the subject of the Trademark Cross License Agreement and the Excluded Assets, and except as set forth in Schedule 5.20, the Purchased Assets constitute all of the assets used or held for use in connection with the operation of the Business immediately prior to the Closing.

         5.21. BROKERS. Except with respect to the engagement of J.P. Morgan Securities Inc., no Seller nor any person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby.

         5.22. COMPLIANCE WITH REQUIREMENTS OF LAW. Except as set forth in
Schedule 5.22, Sellers are in compliance, in the conduct of the Business and the ownership of the Purchased Assets with all Requirements of Law. Sellers have not received any written notice of a violation of any Requirements of Law relating to or affecting the operation of the Business or the Purchased Assets.

         5.23. PRODUCT AND SERVICE WARRANTIES. There are no pending claims with respect to any product warranties related to the Business which have not been adequately reserved against on the Interim Schedule of Net Assets.

         5.24. ORDERS, COMMITMENTS AND RETURNS. The aggregate of all accepted and unfilled orders for products entered into by Sellers in connection with the Business does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business, and the aggregate of all contracts or commitments for the purchase of products by Sellers in connection with the Business does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, contracts and commitments were made in the ordinary course of business). Except as disclosed in Schedule 5.7, Sellers have received no notice of claims to return merchandise or refund payments for services of any Seller in connection with the Business by reason of alleged overshipments, defective merchandise, or breach of warranty which would individually or in the aggregate have a Material Adverse Effect. To the Knowledge of Sellers, the Business has not received written notice that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of any Seller's products related to the Business.

         5.25. CUSTOMERS AND SUPPLIERS. Schedule 5.25 contains an accurate and complete list of the names and addresses of the twenty (20) largest customers to whom the Seller had sold or leased products or services in connection with the Business during the past two fiscal years and the twenty (20) largest suppliers from whom either Seller has purchased supplies in connection with the Business during the past two fiscal years. No Seller has received written notice from any customer or supplier whose name appears on such list that such customer or supplier will not continue as a customer or supplier of Buyer after the Closing. Except as set forth in Schedule 5.25, no customer of the Business accounted for more than ten percent (10%) of the revenues generated by the Business for the fiscal year ended June 30, 1998 or 1999.

         5.26. GOVERNMENT CONTRACTS.

         (a) Neither Seller has been suspended or barred from bidding on contracts or subcontracts relating to the Business for any agency or instrumentality of any Governmental Body, nor, to the Knowledge of Sellers, has any suspension or debarment action been threatened or commenced.

         (b) With respect to the transaction of business with any Governmental Body, PTN has not been, nor is it now being, audited, or investigated in connection with the Business by any

Governmental Body nor, to the Knowledge of the Sellers, has such audit or investigation been threatened.

         (c) Neither Seller has a dispute pending before a contracting office of, nor any current claim (other than the Receivables) pending against, any Governmental Body, relating to a contract executed in connection with the Business.

         (d) Neither Seller has submitted any inaccurate or untruthful cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract related to the Business to any agency or instrumentality of any Governmental Body.

         (e) Except as set forth in Schedule 5.26(e), PTN has no government contracts related to the Business, and does not do business with any Governmental Body with respect to the Business.

         5.27. CERTAIN PAYMENTS. No Seller or any director, officer, agent or employee of any Seller or any other Person acting for or on behalf of any Seller, has directly or indirectly at any time used funds, in connection with the Business, for any illegal purpose or in violation of any Requirements of Law, including, without limitation, the making of any unlawful political contribution, bribe or kickback.

         5.28. FULL DISCLOSURE. Neither this Agreement, nor any Schedule or Exhibit hereto furnished or to be furnished by Sellers to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                                   ARTICLE 6.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as follows:

         6.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement.

         6.2. POWER AND AUTHORITY. Buyer has the full corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operations as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

         6.3. AGREEMENT BINDING. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Sellers, is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

         6.4. ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby, will not:

         (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the Articles of Organization, as amended, or Operating Agreement, as amended, of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, franchise, permit or other commitment to which Buyer is a party or by which it is bound, (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

         (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

         6.5. NO LITIGATION. There is no Action pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would materially hinder or impair the consummation of the transactions contemplated hereby.

         6.6. NO ADVISOR. Neither Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Sellers may be liable.

         6.7. FINANCING. Buyer has sufficient cash resources to pay the Purchase Price.

         6.8. BROKERS. Neither Buyer nor any person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby.

         6.9. SIZE OF PERSON. Under the HSR Act, Buyer is its own "ultimate parent entity" and as such does not satisfy the "size of person" test of the HSR Act.

                                   ARTICLE 7.

                          ACTION PRIOR TO THE CLOSING

         Buyer and Sellers covenant and agree to take the following actions between the date hereof and the date of the Closing:

         7.1. INVESTIGATION OF SELLERS BY BUYER. Sellers shall afford to the officers, employees and authorized representatives of Buyer reasonable access to the offices, properties, and business and financial records of the Business, as well as to officers, employees, accountants and counsel of Sellers, to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer or its authorized representatives such additional information concerning Sellers, the Purchased Assets, and the Business as shall be reasonably requested, provided that Buyer shall not have access to the work papers of Sellers' accountants that do not relate to the Business. Such access shall be granted during Sellers' normal business hours and upon reasonable advance notice from Buyer. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere with the operations of Sellers.

         7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Buyer and Sellers shall refrain from taking any action that would render any representation or warranty contained in this Agreement materially inaccurate as of the Closing without the written consent of the other party hereto. Sellers shall notify Buyer of any changes, additions, or events not specifically contemplated by this Agreement of which they have Knowledge that would cause any material change in or material addition to any Schedule hereto promptly after occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.2, constitute a Material Adverse Effect, Buyer may, within ten (10) days after receipt of such notice, elect to terminate this Agreement. If Buyer does not give written notice of such termination within such ten (10) day period, Buyer shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Agreement by reason thereof. Buyer and Sellers shall promptly notify the other of any Action or other proceeding, that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

         7.3. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS.

         (a) Sellers and Buyer shall act diligently and reasonably to secure, before the Closing, the consent, approval or waiver from any party to any Sellers' Agreement required to be obtained in contemplation or as a result of the transactions contemplated hereby. Buyer shall cooperate with Sellers in securing such consents, approvals and waivers.

         (b) During the period prior to the Closing, Sellers and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement.

         7.4. OPERATIONS PRIOR TO THE CLOSING. During the period prior to the Closing, Sellers shall conduct the Business only in the ordinary course and substantially as operated prior to the date hereof and, except as set forth in Schedule 7.4 shall not take any of the actions specified in Section 5.7.

         7.5. RESERVED.

         7.6. TITLE TO THE OWNED REAL PROPERTY. Sellers have previously delivered to Buyer the title insurance commitment of Chicago Title Company, including copies of all exceptions to title referred to therein and committing to insure such title in the purchaser of the Purchased Assets by the issuance of Title Insurer's ALTA 1992 extended coverage owner's policy of title insurance in the amount of the Purchase Price allocated to the Owned Real Property pursuant to Section 3.3, with certain endorsements thereto (collectively, the "Title Commitment"), and Buyer agrees to accept title to the Owned Real Property as set forth in the Title Commitment subject to the exceptions disclosed in items 3 through 20 of Schedule B-2 thereof.

         7.7. SURVEY. Sellers have previously delivered to Buyer a survey of the Owned Real Property (the "Survey"), by a surveyor registered as such under the laws of the State of Tennessee, and Buyer agrees to accept the Survey without objection.

         7.8. ESTOPPEL CERTIFICATE. Prior to the Closing, Sellers shall use their reasonable best efforts to furnish to Buyer and its designees, an estoppel certificate in substantially the form attached hereto as Exhibit K, from the lessor with respect to each parcel of Leased Real Property (collectively, the "Estoppel Certificates").

         7.9. RESERVED.

         7.10. UCC SEARCHES. UCC Financing Statement searches, local and central, including fixtures (and including copies of all such financing statements and exhibits and attachments thereto), and federal and state tax lien and judgment searches, with respect to PTN and the Purchased Assets, from each of the jurisdictions in which the Business operates or has operated or has done business within the preceding five (5) years (the "UCC Searches"), shall be obtained as of a date no longer than thirty (30) days prior to Closing by Sellers, at the expense of Sellers. A list of liens revealed by such searches is set forth in Schedule 7.10.

         7.11. PRESERVATION OF BUSINESS. Each Seller will use its reasonable best efforts to preserve the Business in tact, to keep available the services of the Seller Employees, and to preserve the goodwill of the suppliers, customers and others having business relations with the Business.

                                   ARTICLE 8.

                              CONDITIONS TO CLOSING

         8.1. CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

         (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by Sellers in the performance of any of their covenants and agreements herein which shall not have been remedied or cured, except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; each of the representations and warranties of Sellers contained in this Agreement shall be true and correct on the Closing as though made on the date of Closing (except to the extent that they expressly relate to an earlier date in which case they shall continue to be true and correct as of such earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer and except for such inaccuracies as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the date of the Closing, signed by the President or Vice President of each Seller.

         (b) Closing Documents. Buyer shall have received from Sellers and counsel to Sellers the agreements and closing documents contemplated by Section 4.2.

         (c) No Material Adverse Change. Between the date hereof and the Closing, there shall have been no material adverse change in the business, operations, assets, or financial condition of the Business taken as a whole, other than changes that: (i) reflect general economic conditions, (ii) are common to the industry, or (iii) result from the public disclosure of the transactions contemplated hereby or the identity of Buyer.

         (d) Necessary Government Approvals. Sellers and Buyer shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby.

         (e) No Suit. No Action shall be pending before or by any Governmental Body or by any Person questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

         (f) No Restraint. No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

         Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

         8.2. CONDITIONS TO THE OBLIGATIONS OF SELLERS. The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

         (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing as though made on the date of Closing (except to the extent that they expressly relate to an earlier date in which case they shall continue to be true and correct as of such earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers; and there shall have been delivered to Sellers a certificate to such effect, dated the date of the Closing and signed by the President or Vice President of Buyer.

         (b) Closing Documents. Sellers shall have received from Buyer and counsel to Buyer the agreements and closing documents contemplated by Section 4.3.

         (c) Payment of Purchase Price. Buyer shall have tendered payment of that portion of the Purchase Price payable at Closing.

         (d) Necessary Government Approvals. Sellers and Buyer shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby.

         (e) No Suit. No Action shall be pending before or by any Governmental Body or by any Person questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

         (f) No Restraint. No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

         Notwithstanding the failure of any one or more of the foregoing conditions, Sellers may, at their option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                   ARTICLE 9.

                       ADDITIONAL AGREEMENT OF THE PARTIES

         9.1. TAXES AND FEES IN CONNECTION WITH TRANSFER OF CERTAIN PURCHASED ASSETS. At the Closing, (a) Buyer shall pay all transfer taxes applicable to the conveyance of the Owned Real Property, and (b) Seller shall pay all fees applicable to the transfer of the Purchased Intellectual Property.

         9.2. TAXES.

         (a) Except to the extent reflected as liabilities on the Final Closing Date Schedule of Net Assets, Sellers shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to all periods ending at the time of or prior to the Closing Date. Buyer shall be liable for and shall pay (i) all Taxes reflected as a liability on the Final Closing Date Schedule of Net Assets (provided, that Sellers' income and franchise taxes shall not be included on the Final Closing Balance Sheet and Buyer shall not be obligated to pay such taxes); and (ii) all Taxes (whether assessed or unassessed) applicable to the operation of the Purchased Assets, in each case attributable to periods beginning on or after the Closing Date.

         (b) Notwithstanding Section 9.2(a), any Tax attributable to the sale, transfer or delivery of the Purchased Assets including any real property transfer taxes, (but in no event including any income Tax) shall be borne and paid by Buyer. Buyer and Sellers agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

         (c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Agreement. Within a reasonable time prior to the payment of any said Tax, the party paying said Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

         (d) After the Closing, Sellers and Buyer shall (and shall cause their respective Affiliates to):

                  (i) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business or the Purchased Assets and preserve the same until the expiration of any applicable statute of limitations or extensions thereof;

                  (ii) provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 9.2 or otherwise; and

                  (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

         (e) After the Closing, Buyer shall promptly remit to Sellers any Tax refunds or credits received by Buyer or any of its Affiliates relating to Sellers for periods ending on or before the Closing Date.

         9.3. EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

         (a) Prior to Closing, Buyer shall offer employment to all Sellers' Employees (other than Sellers' Employees subject to an Assumed Employment Agreement) under the following terms and conditions, and those Sellers' Employees that accept such offer shall be transferred to Buyer's payroll as of the Closing Date:

                  (i) All such Sellers' Employees shall be offered employment, provided that Buyer shall not be obligated (after the Closing Date) to retain such employees for any period of time, to compensate such employees at any level or to provide any level of employee benefits to such employees. Without limiting the generality of the foregoing, Buyer may, at any time following the Closing, eliminate any bonus or other employee benefit plan.

                  (ii) All such Sellers' Employees who are identified on
         Schedule 5.14(a) as being on layoff, family or disability leave, medical leave, military leave or other authorized inactive status and who are entitled to reinstatement or re-employment under any applicable Federal or state statute, or contract or policy of Sellers shall be transferred to comparable leave status with Buyer and shall be offered employment pursuant to Section 9.3(a)(i).

         (b) At Closing, Buyer shall assume the Assumed Employment Agreements and shall adopt a retirement savings plan ("Buyer's Plan") for Sellers' Employees who are employed by Buyer. Buyer's Plan shall have substantially the same or more favorable terms as the Perrigo Company of Tennessee Retirement Income Savings Plan ("Perrigo Plan"). Sellers shall terminate the Perrigo Plan prior to the Closing and file an application with the IRS for a favorable determination letter with respect to the Perrigo Plan's termination within 45 days following the Closing. Prior to filing such determination letter application, Sellers shall consult with Buyer as to any operational and form qualification errors concerning the Perrigo Plan to be corrected by Sellers and the appropriate method of correction under IRS Revenue Procedure 98-22 to be accomplished prior to such filing and Sellers shall after such consultation take such action prior to such filing as they deem necessary to correct such errors. Buyer agrees that it will not contact the IRS in any respect concerning the Perrigo Plan and that it will not authorize or permit any agent of Buyer (including any employee of Buyer acting on behalf of Buyer), to make any such contact without Sellers' approval. Buyer and Sellers agree to take such actions as may be reasonably required so that Perrigo Plan participants who have outstanding plan loans on the Closing and who become participants in Buyer's Plan will not experience an interruption in loan repayments or a deemed taxable distribution under Code Section 72(p).

         (c) Buyer shall assume and shall reimburse Sellers as contemplated in
Section 3.2(e) for any employment related costs (e.g., payroll, employment taxes, health care premiums and plan contributions) that are associated with those Sellers' Employees who accept Buyer's offer of employment and all Sellers' Employees subject to Assumed Employment Agreements and that arise after the Closing Date and prior to the Closing. Sellers shall bear the cost and expense of all workers' compensation claims arising out of any injury sustained by Sellers' Employees before the Closing Date. Buyer shall bear the cost and expense of all workers' compensation claims which arise out of any injury sustained by any Sellers' Employee on or after the Closing Date.

         (d) Buyer agrees that any Sellers' Employee who accepts employment with Buyer as of the Closing Date shall receive full credit for service with Sellers for purposes of determining such employee's eligibility for and determining the amount of benefit entitlement for holidays, sick days, vacations, and also for purposes of determining eligibility (including, without limitation, waiting periods under group health plans), vesting and benefits provided under any other employee benefit plan, program, policy or other arrangement covering such employee established, continued or otherwise sponsored by Buyer or an Affiliate of Buyer after the Closing Date.

         (e) Buyer shall assume responsibility and all liabilities and obligations for vacation and bonus entitlements of, and any severance pay claims which are asserted against Sellers by, Sellers' Employees who accept employment with Buyer and shall indemnify and hold Sellers harmless from and against all Losses and Expenses arising from or relating to vacation pay, bonus and severance pay claims which are asserted against Sellers by Sellers' Employees who accept employment with Buyer. Notwithstanding the foregoing, Buyer shall have no liability or obligation with respect to vacation or bonus entitlements that are not accrued on the Final Closing Date Schedule of Net Assets except to the extent disclosed on Schedule 9.3(e).

         (f) Effective as of the Closing Date, Buyer shall assume sponsorship of all Sellers' Employee Plans listed in Schedule 9.3(f) (the "Assumable Employee Plans"). Buyer shall assume responsibility for contributions and all liabilities and obligations in connection with all such Assumable Employee Plans ("Employee Plan Obligations"); provided, however, that Buyer shall not assume any liabilities or obligations which arise out of a breach or default by either Seller under the Assumable Employee Plans prior to the Closing Date. As part of the Employee Plan Obligations, Buyer shall assume all liabilities and obligations with respect to any and all medical, dental or disability claims and expenses due to the illness or injury of any Sellers' Employees occurring prior to the Closing Date for which proper accruals or reserves are included in the Final Closing Date Schedule of Net Assets.

         (g) The employment agreements of the individuals listed in item 1 of
Schedule 4.3(e) provide that Perrigo's Home Purchase Program (which is not an Assumable Employee Plan) will be extended to such employees in connection with their transfer to Tennessee in connection with the consummation of Buyer's acquisition of the Business. Perrigo agrees to allow Buyer to use Perrigo's Home Purchase Program with respect to such individuals and Buyer agrees that the cost associated with such use shall be invoiced to and paid by Buyer. Buyer further agrees that from and after the Closing, Buyer will provide to all Sellers' Employees who accept employment with Buyer a program that provides substantially similar benefits as Perrigo's Home Purchase Program.

         9.4. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS. To the extent that any of the consents, approvals or waivers referred to in Section 7.3(a) or
(b) have not been obtained as of the Closing, then upon request by Buyer, for a period of six (6) months after the Closing Date, Sellers shall use their commercially reasonable best efforts, with Buyer reimbursing Sellers for their out-of-pocket expenses and indemnifying and holding Sellers harmless for any liabilities or obligations incurred by Sellers, to:

         (a) cooperate with Buyer in any reasonable and lawful arrangements under which Buyer would obtain the benefit of and assume the post-Closing Date obligations in relation to the matter concerned; and

         (b) enforce for the account of Buyer any rights of Sellers arising from the matters concerned.

         If after the above-referenced six-month period, any consents, approvals or waivers have not been obtained, Buyer and Sellers will cooperate in any commercially reasonable arrangement to obviate the need for such consent, approval or waiver, all at Buyer's expense. Failure of Sellers to obtain any consents or approvals shall not give rise to monetary damages against Sellers.

         9.5. COVENANT NOT TO COMPETE. (a) Subject to Section 9.5(b), for a period of three (3) years after the Closing Date, neither Sellers nor any of their Affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation, financing or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than five percent owner in such business where such business includes the manufacture or distribution of products of the type manufactured by the Business as of the Closing Date ("Seller Restricted Products"), provided that the following shall not be deemed to be Seller Restricted Products: (i) Sellers' inventory of personal care products held for use in Sellers' international business that is on hand as of the Closing Date; (ii) Effervescent Denture Products sold by Sellers outside of the United States; and (iii) products purchased by Sellers from Buyer pursuant to the Contract Manufacturing Agreement in the form attached hereto as Exhibit G to be executed by Perrigo and Buyer at the Closing. Buyer agrees that for a period of three (3) years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation, financing or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business includes the manufacture or distribution of pharmaceutical and nutritional products of the type manufactured by Sellers as of the Closing (the "Buyer Restricted Products"); provided that products purchased from Perrigo under the Contract Manufacturing Agreement shall not be Buyer Restricted Products. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the aggrieved party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 9.5 should ever be deemed to exceed the limitation provided by applicable law, the parties agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         (b) Notwithstanding the provisions of Section 9.5(a), neither Sellers nor Buyer shall be deemed to be in violation of this Section 9.5 if they acquire an interest in a business that at the time of such acquisition produces, sells and/or distributes the Seller Restricted Products or the Buyer Restricted Products, as the case may be; provided, however, that (i) during the twelve (12) month period preceding the closing of such acquisition the sales volume of the acquired business of personal care products (whether or not specifically included in the definition of Seller Restricted Products), or pharmaceutical and nutrition products (whether or not specifically included within the definition of Buyer Restricted Products), as the case may be, was not more than twenty percent (20%) of the total sales volume of the acquired business during such twelve (12) month period; (ii) Sellers or Buyer, as the case may be, shall only be permitted to continue selling the Seller Restricted Products or the Buyer Restricted Products, as the case may be, that were produced, sold and/or distributed during such twelve (12) month period by the acquired business and shall not be permitted to expand such business into other products; and (iii) Sellers or Buyer, as the case may be, shall only have the right to sell the Seller Restricted Products or the Buyer Restricted Products, as the case may be, to customers to whom the acquired business was selling such products as of the closing of such acquisition and not to any new customers.

         (c) For a period of one (1) year after the Closing Date, neither Seller shall, directly or through any Affiliate, solicit any sale of products sold under the Good Sense label to any customer who as of the Closing Date purchases products sold under the Swan label, and Buyer shall not, directly or through any Affiliate, solicit any sale of products sold under the Swan label to any customer who as of the Closing Date purchases products sold under the Good Sense label. The foregoing restriction shall not prohibit any party from making sales to any customer who, without solicitation from such party or its Affiliates, decides to purchase products under a different label.

         9.6. ACCESS TO RECORDS; COOPERATION.

         (a) For a period of seven (7) years following the Closing Date, or until any audits of tax returns of the Sellers relating to periods prior to or including the Closing Date are completed, whichever occurs later, Buyer will retain all business records of the Business, except as set forth in Section 2.2(m). For a period of seven (7) years following the Closing Date, Sellers will retain all business records set forth in Section 2.2(m). During such period, Buyer and Sellers will afford duly authorized representatives of the other and appropriate tax auditors displaying appropriate credentials, free and full access, during normal business hours after reasonable prior notice, to all of such records for any reasonable purpose, and will permit such representatives, at the expense of the party being granted access, to make abstracts from or to take copies of any of such records or to obtain temporary possession of any thereof as may be reasonably required by the Sellers or Buyer, as the case may be.

         (b) Following the Closing, Buyer and Sellers shall cooperate with each other, and cause their respective employees to cooperate in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, or investigation relating to the conduct of the Business prior to the Closing Date or to the Assumed Liabilities, Excluded Liabilities, Purchased Assets, or Excluded Assets.

         9.7. DISPUTE RESOLUTION. Except with respect to the determination of the post-Closing adjustment to the Purchase Price under Section 3.2, if, after the Closing, the parties should have any dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder then the parties will attempt to resolve such dispute in the following manner:

         (a) Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 9.7.

         (b) During the forty five (45) day period following the delivery of the notice described in Section 9.7(a), appropriate representatives of the parties will meet and seek to resolve the disputed issue through negotiation.

         (c) If representatives of the parties are unable to resolve the disputed issue through negotiation within the first fifteen (15) days of the period described in Section 9.7(b) hereof, the parties will refer the issue to an executive officer of each party or a neutral person or persons satisfactory to both parties (the "Referral Committee"). The procedures to be followed for presentation of each party's position with respect to the disputed issue and the method by which the Referral Committee will consider the issue and attempt to reach a decision will be determined at the time the matter is referred. Unless the parties otherwise agree in advance in writing, a decision of the Referral Committee pursuant to this Section 9.7 will not be binding upon the parties.

         (d) No party shall bring any action against another with respect to such dispute until expiration of the sixty (60) day period specified in Sections 9.7(b) and (c).

         (e) If the parties are unable to resolve the disputed issue by complying with the provisions of this Section 9.7(a) - (e), then they shall initiate binding arbitration in Chicago, Illinois pursuant to the American Arbitration Association's Commercial Dispute Rules. The arbitration shall be heard by one arbitrator and the parties shall request expedited proceedings. Each party shall bear its own attorney's fees and costs incurred in connection with such arbitration, provided that the fees and expenses of the arbitrator shall be borne equally by Buyer and Sellers. This provision for arbitration shall be specifically enforceable and the decision of the arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

         9.8. RESERVED.

         9.9. NON-SOLICITATION. For a period of three (3) years after the Closing Date, neither Sellers nor any Affiliate of Sellers will directly or indirectly solicit the employment of, or offer employment to, any Sellers' Employee who is then an employee of Buyer, or who has terminated such employment without the consent of Buyer within sixty (60) days of such solicitation or offer, and Buyer will not directly or indirectly solicit the employment of, or offer employment to, any person other than a Sellers' Employee who, after the Closing Date is then an employee of any Seller or Affiliate of Seller or who has terminated such employment with such Seller or Affiliate without the consent of such Seller or Affiliate within sixty (60) days of such solicitation or offer.

         9.10. CERTAIN SELLERS' AGREEMENTS. Buyer and Sellers acknowledge that certain of the Sellers' Agreements, such as confidentiality agreements and non-compete agreements, by their nature will require continuing observance and performance by Sellers even as Buyer also observes and performs under said agreements. Sellers agree to continue such observance and performance and to indemnify Buyer from any non-performance by Sellers (such as disclosure of confidential information or engaging in prohibited competitive activities) under such agreements. Buyer agrees to indemnify Sellers from any non-performance by Buyer (such as disclosure of confidential information or engaging in prohibited competitive activities) under such agreements.

         9.11. COLLECTION OF ACCOUNTS RECEIVABLE. After Closing, Perrigo will retain the right and authority to collect all Receivables which constitute a part of the Purchased Assets. In lieu of Perrigo being required to separate collection of the Receivables from collection of other Perrigo receivables, Perrigo will pay Buyer the Receivables as follows: sixty percent (60%) of the total amount of Receivables, net of reserves, in the amount of $26,223,000, which represents the Receivables (such total amount hereinafter referred to as the "Receivable Amount"), net of the Estimated Paid Assumed Liabilities, shall be paid to Buyer on the day following the date of the Closing; twenty percent (20%) of the Receivable Amount shall be paid to Buyer on the twentieth (20th) day following the Closing Date; and twenty percent (20%) of the Receivable Amount shall be paid to Buyer on the twenty fifth (25th) day following the Closing Date. The amounts indicated above shall be paid without any adjustment to reflect actual collection of the Receivables. In addition, Sellers shall, within seventy-two (72) hours transfer to Buyer any cash or other property that Sellers may receive after the date of the Closing in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, or receivable of any character, in each case constituting a part of the Purchased Assets, or any other item included in the Purchased Assets. Buyer shall, within seventy-two (72) hours, transfer or deliver to Sellers any cash or other property that Buyer may receive after the date of the Closing in respect of any asset of Sellers not constituting a part of the Purchased Assets.

                                  ARTICLE 10.

                                   TERMINATION

         10.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the
Closing:

         (a) by the mutual written consent of Buyer and Sellers;

         (b) [reserved];

         (c) by Buyer in the event of any breaches by Sellers of Sellers' agreements, representations or warranties contained herein which breaches individually or in the aggregate are reasonably likely to have a Material Adverse Effect, and which Sellers have failed to remedy or cure within ten (10) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

         (d) by Sellers in the event of any material breaches by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within ten (10) days after receipt of notice from Sellers requesting that such breaches be remedied or cured; or

         (e) by Buyer or Sellers if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

         (f) by Buyer pursuant to Section 7.2.

         10.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

         10.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than Sections 12.2, and 12.8) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                   ARTICLE 11.

                                 INDEMNIFICATION

         11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the

Closing hereunder for a period of eighteen (18) months after the Closing Date provided that: (i) each of the representations and warranties set forth in Sections 5.14 and 5.18 shall survive until the third (3rd) anniversary of the Closing Date, and (ii) each of the representations and warranties set forth in Sections 5.1, 5.2, and 5.8 shall survive until the expiration of the statute of limitations applicable thereto. (The applicable expiration of each survival period is hereinafter referred to as the "Survival Date"). From and after the Survival Date, no party hereto or any shareholder, director, officer, employee, or Affiliate of such party shall be under any liability whatsoever as a result of any inaccuracy of any such representation or warranty except with respect to those inaccuracies as to which notice has been received in accordance with
Section 11.1(b).

         (b) No party hereto shall have any indemnification obligation as a result of any inaccuracy of any such representation or warranty unless before the Survival Date it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such inaccuracy is sought.

         11.2. OBLIGATION OF SELLERS TO INDEMNIFY. The Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyer (and its directors, officers, shareholders, employees, Affiliates, successors and assigns and representatives) from and against all claims, Losses, or other expenses (including reasonable consultants' and attorneys' fees and disbursements (collectively, the "Indemnifiable Losses")) based upon, arising out of or otherwise in respect of:

         (a) any inaccuracy in or any breach of any representation or warranty, or covenant or agreement of Sellers contained in this Agreement or in any Schedules, instrument or documents delivered pursuant to this Agreement;

         (b) any violation of Environmental Law relating to the Owned Real Property or the Business conducted thereon that occurred on or prior to the date of Closing and any violation of Environmental Law relating to the Leased Real Property during PTN's occupancy thereof caused by the action or inaction of PTN;

         (c) any contamination of the soils, sediments, groundwater or surface water from a Release of Contaminants (i) that occurred prior to the date of Closing at, on, under or onto the Owned Real Property or migrating from the Owned Real Property, including but not limited to any contamination at or relating to Chemical Recovery Services' former operations at the Owned Real Property, and also including but not limited to any migration of such pre-Closing contamination after the date of Closing and/or any Action brought by any Person alleging personal injury, property damage and/or a citizen suit relating to alleged or actual contamination from such a pre-Closing Release of Contaminants; or (ii) that occurred at, on, under, from or onto the Leased Real Property during PTN's occupancy thereof prior to the date of Closing, including but not limited to any migration of such contamination after the date of Closing, and/or any Action brought by any Person alleging personal injury, property damage and/or a citizen suit relating to alleged or actual contamination from such a Release; provided, however that this indemnification shall not cover the amount by which Indemnifiable Losses incurred under subparagraph (c)(i) or (ii) are increased as a result of the failure of Buyer to take reasonably prompt response action after it discovers such a Release of Contaminants or becomes aware of facts that would lead a reasonably prudent property owner to discover such a Release;

         (d) the matters disclosed on Schedule 5.6;

         (e) the Excluded Liabilities;

         (f) Indemnifiable Losses sustained by Buyer or Buyer's Plan resulting from the failure of Sellers to correct any operational and form qualification errors in connection with terminating the Perrigo Plan; and

         (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses and reasonable consultants' fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         11.3. OBLIGATION OF BUYER TO INDEMNIFY. Buyer agrees to perform and discharge all of the Assumed Liabilities and Buyer's agreements under Sections 9.2, 9.3 and 9.6 and agrees to indemnify, defend and hold harmless Sellers (and their respective directors, officers, shareholders, employees, Affiliates, successors, assigns and representatives) from and against any Indemnifiable Losses based upon Buyer's failure to do so or arising out of or otherwise in respect of:

         (a) any inaccuracy in or breach of any representation or warranty, or covenant or agreement of Buyer contained in this Agreement or in any instrument or document delivered pursuant to this Agreement;

         (b) the Assumed Liabilities;

         (c) Buyer's operation of the Business after the Closing, including, but not limited to, sale after the Closing of product manufactured after the Closing, which bears labels with the Perrigo name or logo; and

         (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, and reasonable consultants' fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         11.4. NOTICE AND OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS.

         (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in an Indemnifiable Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 11.2 or 11.3 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Indemnifiable Loss that has been or may be suffered by the Indemnitee.

         (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so. In such event, the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability and may also, at its option, choose to participate in such defense or compromise through counsel of its choosing at its expense. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall cooperate with and make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         (c) Notwithstanding the provisions of Section 11.4(a) and (b), Sellers may elect to compromise or defend, at their own expense and by their own counsel, any claim asserted by any Person during the one year period following the Closing Date which may result in liability to Sellers as a result of Section 2.3(e), and Buyer shall notify Sellers in writing of Buyer's receipt of such claim promptly upon Buyer's receipt thereof. If Sellers elect to compromise or defend any such claim, Sellers shall, within thirty days (or sooner, if the nature of the claim so requires) notify Buyer in writing of its intent to do so. In such event, Buyer shall cooperate, at the expense of Sellers, in the compromise of, or defense against, such claim and may also, at its option, choose to participate in such defense or compromise through counsel of its choosing at its expense. If Sellers elect not to compromise or defend such claim or fail to notify Buyer of its election as herein provided, Buyer may pay, compromise or defend such claim. Notwithstanding the foregoing, neither Sellers nor Buyer may settle or compromise any such claim over the objection of the other; provided, however, that the objecting party shall be responsible for: (i) all settlement or judgment amounts in excess of the proposed settlement amount, and (ii) the defense and cost of defense of such claim from and after the date of the objecting party's objection. If Sellers choose to defend any such claim, Buyer shall cooperate with and make available to Sellers any books, records or other documents within its control that are necessary or appropriate for such defense.

         11.5. LIMITS ON INDEMNIFICATION. Notwithstanding anything contained in this Article 11 to the contrary, Sellers shall not have an obligation to indemnify Buyer pursuant to Section 11.2 hereof with respect to any Indemnifiable Losses and Buyer shall not have an obligation to indemnify Sellers pursuant to Section 11.3 hereof with respect to any Indemnifiable Losses unless and until such aggregate Indemnifiable Losses incurred exceed two hundred fifty thousand dollars ($250,000) (the "Stipulated Amount"), in which event Buyer shall be entitled to and be indemnified under Section 11.2 hereof for the amount of Indemnifiable Losses in excess of the Stipulated Amount and Sellers shall be entitled to and be indemnified under Section 11.3 hereof for the amount of Indemnifiable Losses in excess of the Stipulated Amount, as the case may be. In no event will Sellers' total obligation to Buyer pursuant to Section 11.2 hereof or

Buyer's total obligation to Sellers pursuant to Section 11.3 hereof exceed, in the aggregate, twenty million dollars ($20,000,000.)

         11.6. CERTAIN BENEFITS. The amount of any indemnification payable under this Section 11 shall be net of (i) any federal, state or local tax benefits with respect to which the indemnified party actually receives a benefit (all parties being obligated to take reasonable actions to receive such benefits, provided that, no party shall be obligated to take any actions which may otherwise adversely affect such party or its Affiliates) by reason of the Asserted Liability giving rise to the Indemnifiable Losses, and (ii) the receipt of any insurance proceeds paid or payable to the Indemnitee under any policy or policies of insurance covering the Asserted Liability giving rise to the Indemnifiable Losses. The Indemnitee will use reasonable efforts to collect any such insurance and will account to the other parties therefor. The parties agree to respond within a reasonable time to any inquiry by the other parties as to the status of any such insurance payment.

                                  ARTICLE 12.

                               GENERAL PROVISIONS

         12.1. NOTICES. Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by Federal Express or other similarly reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by Federal Express or other similarly reputable overnight courier, at the time sent, or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

                     If to Sellers, to:

                     Perrigo Company
                     Perrigo Company of Tennessee
                     c/o Perrigo Company
                     515 Eastern Avenue
                     Allegan, Michigan 49010
                     Attn:  John R. Nichols, General Counsel
                     Facsimile:  (616) 673-1386

                     with a copy to:

                     Gardner, Carton & Douglas
                     321 N. Clark Street
                     Suite 3400
                     Chicago, Illinois 60610
                     Attention:  George C. McKann
                     Facsimile:  (312) 644-3381

                     If to Buyer, to:

                     Cumberland Swan Holdings, Inc.
                     One Swan Avenue
                     Smyrna, Tennessee  37167
                     Attention:  Laurence DeFrance
                     Facsimile:  (615) 355-4479

                     with a copy to:

                     Bass, Berry & Sims PLC
                     2700 First American Center
                     Nashville, Tennessee  37238
                     Attention:  Samuel E. Stumpf, Jr.
                     Facsimile:  (615) 742-2745

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.

         12.2. CONFIDENTIAL INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for purposes related to the transaction contemplated by this Agreement. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party, other than in violation of a confidentiality obligation to the other party, from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

         12.3. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor Sellers shall, without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party shall be so obligated by law, or to comply with accounting, Securities and Exchange Commission, or NASDAQ Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.



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

         12.4. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Sellers Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

         12.5. SUCCESSORS AND ASSIGNS. (a) The rights of each party under this Agreement shall not be assignable prior to the Closing without the written consent of the other party; provided however, that Buyer may assign and transfer this Agreement and the Buyer Ancillary Agreements and Buyer's rights and obligations hereunder and thereunder without the prior written consent of Sellers to a purchaser of the business which is the subject of this Agreement provided that such purchaser is not (i) a brand company which competes with Sellers' businesses as then conducted, (ii) a store or value brand competitor of Sellers' then existing businesses, (iii) a competitor of any customer with whom either Seller is then doing business, or (iv) a party who does not meet Sellers' then existing credit requirements for doing business with Sellers; and provided further, that (x) no such assignment by Buyer shall relieve Buyer of its obligations to Sellers hereunder and under the Buyer Ancillary Agreements, and
(y) the assignee must expressly agree to assume and perform Buyer's obligations hereunder and under the applicable Buyer Ancillary Agreements by written instrument in form and substance reasonably acceptable to Sellers. For purposes of this Section, a "change of control" of a party shall be deemed to be an assignment or transfer by such party. Buyer shall notify in writing Sellers of any proposed change in control or any proposed sale of the business that is the subject of this Agreement, which notice shall include the identity of the purchaser and other relevant facts necessary for Sellers to determine if any of the foregoing exceptions to the requirement of Sellers' prior written consent applies. Sellers shall have thirty (30) days to determine whether Sellers' prior written consent is required under this Section 12.5(a) and, if so, whether such consent is granted. Sellers shall so respond in writing to Buyer within such thirty (30) day period and, if consent is required and not given, Sellers shall explain the reason why consent is required, provided, however, if such response is not given within the thirty (30) day period, Sellers' consent shall be deemed to have been given. A "change of control" means a transaction or series of related transactions affecting a party as the result of which the person or persons who immediately prior to such transaction(s) held a majority of the voting power with respect to such party do not hold, immediately after such transaction(s) a majority of the voting power of such party or of an entity acquiring assets or stock of such party. Sellers hereby acknowledge that this Agreement is being collaterally assigned by Buyer to Lender and hereby consent to such assignment provided that such consent shall not eliminate any rights, remedies, defenses, claims, or counterclaims Sellers may have against Lender as collateral assignee of Buyer's rights hereunder, and provided further that Sellers' consent to such collateral assignment is contingent upon Lender's compliance with the provisions of this Section 12.5(a) applicable to "Buyer" with respect to any further assignment of this Agreement by Lender. Any payment by Sellers to the Lender shall constitute and be deemed for all purposes of this Agreement and all other Buyer Ancillary Agreements to be a payment by Sellers to Buyer under this Agreement or such other Buyer Ancillary Agreements. Buyer hereby authorizes the Sellers to rely on any certificate or statement (written or oral) delivered or given by any person whom Sellers reasonably believe to be acting on behalf of Lender as to the existence or nonexistence of


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

an Event of Default (as such term is used in the Assignment of Representations, Warranties and Covenants dated as of August 25, 1999 between the Buyer and Lender.

         (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their respective successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

         12.6. INTERPRETATION. (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

         (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

         12.7. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         12.8. EXPENSES. (a) Subject to the provisions of Sections 3.2(a), 9.1,
9.2 and 10.3, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants.

         (b) Buyer shall not be required to reimburse Seller for the sixty one thousand four hundred dollars ($61,400) advanced by Sellers to Buyer for the appraisal of the Owned Real Property and the machinery and equipment located thereon.

         12.9. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         12.10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by the parties hereto and delivered to each of Sellers and Buyer.

         12.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

         12.12. FURTHER ASSURANCES AND COOPERATION. From and after the date of this Agreement, upon the request of any Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings and take such actions as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

         12.13. DISCLOSURE SCHEDULES. The Disclosure Schedules are hereby incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every Section of this Agreement, notwithstanding the presence or absence of a cross-reference to Disclosure Schedules under other Sections of this Agreement; provided, however, that disclosure as to an exception to a specific representation or warranty shall be deemed disclosed only if the disclosure was made in or cross-referenced in the Disclosure Schedule relating to that representation or warranty. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Sellers that such information is material for purposes of this Agreement. Summaries or extracts of any documents, instruments, or other agreements contained in the Disclosure Schedules are for the convenience of reference only and are qualified in their entirety by reference to the applicable document, instrument or other agreement so summarized or extracted from.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                        SELLERS:

                                        PERRIGO COMPANY


                                        By:
                                           -------------------------------------
                                        Name:  John R. Nichols
                                        Title: Secretary, General Counsel
                                               and Vice President

                                        PERRIGO COMPANY OF TENNESSEE


                                        By:
                                           -------------------------------------
                                        Name:  John R. Nichols
                                        Title: Secretary, General Counsel
                                               and Vice President

                                        BUYER:

                                        CUMBERLAND SWAN HOLDINGS, INC.


                                        By:
                                           -------------------------------------
                                        Name:    Laurence DeFrance
                                        Title:   President



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